Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND AMONG

GENIUS BRANDS INTERNATIONAL INC.,

GBI Acquisition LLC,

2811210 Ontario Inc.

and

THE SELLERS PARTY HERETO

dated

February 1, 2021

Table of Contents

Page

I. Definitions	1
II. Purchase and Sale of Equity Interests	13
2.1 Purchase and Sale	13
2.2 Consideration	13
2.3 Adjustments to Closing Consideration	14
2.4 The Closing	17
2.5 Sellers’ and the Companies’ Deliveries and Actions at the Closing	18
2.6 Buyer’s Deliveries and Actions at the Closing	19
III. Sellers’ Representations and Warranties	19
3.1 Title to the Equity Interests	19
3.2 Valid and Binding Agreement	20
3.3 No Breach; Consents	20
3.4 No Actions and Compliance	20
3.5 Brokerage	20
3.6 Wishing Thumbelina	20
3.7 The Trustees	20
IV. Representations and Warranties Regarding the Companies	21
4.1 Formation; Power and Authority; Valid and Binding	21
4.2 No Breach; Consents	21
4.3 Capitalization	21
4.4 Subsidiaries	22
4.5 Financial Statements	22
4.6 Absence of Undisclosed Liabilities	23
4.7 Books and Records	23
4.8 Absence of Certain Developments	23
4.9 Real Property and Assets	25
4.10 Accounts Receivable	26
4.11 Taxes	26
4.12 Intellectual Property	29
4.13 Data Privacy	30
4.14 Material Contracts	31
4.15 Litigation	33
4.16 Insurance	33
4.17 Compliance with Laws; Governmental Authorizations	33
4.18 Environmental Matters	33
4.19 Employees	34
4.20 Employee Benefits	36
4.21 Debt; Guarantees	38
4.22 Customers	39
4.23 Affiliated Transactions	39
4.24 Bank Accounts	39

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4.25 Anti-Bribery	39
4.26 Marketing Rights	40
4.27 Terms of Service	40
4.28 Immigration Matters	40
4.29 Availability of Documents	41
4.30 Competition Act	41
4.31 Investment Canada Act	41
4.32 Securities Matters	41
4.33 Officers and Directors	41
4.34 Disclosure	41
V. Representations and Warranties of Parent, US Sub and Canada Sub	41
5.1 Incorporation; Power and Authority	41
5.2 Valid and Binding Agreement	42
5.3 No Breach; Consents	42
5.4 Brokerage	42
5.5 Securities	42
VI. Agreements of Sellers	43
6.1 Intentionally Omitted	43
6.2 Intentionally Omitted	43
6.3 Non-Competition; Non-Solicitation	43
6.4 Use of Certain Names	44
6.5 PPP Forgiveness	44
VII. Agreements of Buyer	44
7.1 Books and Records, Access After the Closing Date	44
7.2 Employment Matters	45
7.3 Release of TD Bank Loan Guarantees	45
VIII. Conditions to Closing	45
8.1 Conditions of Sellers to Closing	45
8.2 Conditions of Buyer to Closing	46
IX. Termination	46
9.1 Right to Terminate	46
X. Indemnification	47
10.1 Indemnification by Sellers	47
10.2 Indemnification by Buyer	48
10.3 Third Party Action	49
10.4 Sole and Exclusive Remedy	50
10.5 No Circular Recovery	50
10.6 Tax Adjustment	50
10.7 Types of Losses	50
10.8 Materiality	51
10.9 Investigation	51

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10.10 Insurance and Third Party Recoveries	51
10.11 Offset Rights and Limitations	51
10.12 Survival	52
XI. Escrow	52
11.1 Escrow Claims	52
11.2 Release from Escrow	53
11.3 Escrow Related Fees	53
XII. Tax Matters	53
12.1 Tax Returns; Payment of Taxes	53
12.2 Cooperation	54
12.3 Transfer Taxes	54
12.4 Section 338(g) Election	54
12.5 Canadian Tax Elections	55
XIII. General	55
13.1 Press Releases and Announcements	55
13.2 Expenses	55
13.3 Further Assurances	55
13.4 Entire Agreement; Amendment and Waiver	56
13.5 Notices	56
13.6 Assignment	57
13.7 No Third Party Beneficiaries	58
13.8 Signatures; Counterparts	58
13.9 Governing Law	58
13.10 Arbitration	58
13.11 Injunctive Relief; Consent to Jurisdiction	59
13.12 Waiver of Trial by Jury	59
13.13 Specific Performance	59
13.14 Construction	60
13.15 Time of Essence	61
13.16 Confidentiality	61
13.17 Seller Release	61
13.18 Liability of Buyer Affiliates	62

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Exhibits and Schedules

Exhibits

Exhibit A	Certain Retained Liabilities
Exhibit B	Sellers’ Allocation
Exhibit C	Earnout Matters

Schedules

2.5(e)	Required Consents
2.5(h)	Terminated Affiliated Transactions
3.3(b)	No Breach; Consents
4.1	Incorporation and Foreign Qualifications
4.2	No Breach; Consents
4.3	Capitalization
4.4	Subsidiaries
4.5(a)	Latest Financial Statements
4.5(b)	Annual Financial Statements
4.6	Undisclosed Liabilities
4.8	Absence of Certain Developments
4.9(a)	Real Property
4.9(b)	Assignments and Subleases
4.9(e)	Encumbrances
4.11	Taxes
4.12(a)	Intellectual Property
4.14	Material Contracts
4.15	Litigation
4.16	Insurance
4.17(b)	Material Governmental Authorizations
4.18	Environmental Matters
4.19(a)	Business Employees
4.19(b)	Employment Contracts
4.20(a)	Employee Benefits
4.21	Debt; Guarantees
4.22	Customers
4.23	Affiliated Transactions
4.24	Bank Accounts
4.27	Terms of Service
4.33	Officers and Directors

iv

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of February 1, 2021 (the “Execution Date”), by and between (a) (i) Genius Brands International, Inc., a Nevada corporation (“Parent”), (ii) GBI Acquisition LLC, a New Jersey limited liability company (“US Sub”), and (iii) 2811210 Ontario Inc., a company organized under the laws of the Province of Ontario (“Canada Sub” and together with Parent and US Sub, “Buyer”), on the one hand, and (b) (i) Harold Aaron Chizick, a resident of Canada, (ii) Jennifer Mara Chizick, a resident of Canada, (iii) Wishing Thumbelina Inc., a company organized under the laws of the Province of Ontario (“Wishing Thumbelina”), and (iv) Harold Aaron Chizick and Jennifer Mara Chizick, trustees of The Chizsix (2019) Family Trust for and on behalf of Harold Aaron Chizick, Jennifer Mara Chizick and Jay Mark Sonshine, the trustees of The Chizsix (2019) Family Trust, a trust settled under the laws of the Province of Ontario (the “Trustees”) (each a “Seller” and, collectively, “Sellers”), on the other hand.

Recitals

WHEREAS, Sellers own all of the issued and outstanding Ownership Interests in (a) ChizComm USA Corp, a New Jersey corporation (“ChizComm US”) and (b) ChizComm, Ltd., a company organized under the laws of the Province of Ontario (“ChizComm Canada,” and together with ChizComm US, each a “Company” and collectively, the “Companies”) (such Ownership Interests, collectively, the “Equity Interests”); and

WHEREAS, Sellers desire to sell, and Buyer desires to buy, all of the Equity Interests, on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements and the conditions set forth in this Agreement, the Parties hereby agree as follows:

I.                   Definitions

In this Agreement and in Exhibits and Schedules hereto, unless the context otherwise requires, the following terms shall have the meanings assigned below.

“AAA” has the meaning assigned in Section 2.3(g).

“Accountants” has the meaning set forth in Section 2.3(d).

“Accounting Expert” has the meaning assigned in Section 2.3(g).

“Actual Balance Sheet” has the meaning assigned in Section 2.3(d).

“Adjusted Closing Consideration” has the meaning set forth in Section 2.3(a).

“Adjustments” has the meaning assigned in Section 2.3(g).

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“Affiliate” means, with respect to any Person, any legal entity, directly or indirectly, controlling, controlled by or under common control with such Person, where “control” means a direct or indirect ownership interest of more than 10% in such legal entity or the possession, directly or indirectly, of the power to direct the management and policies of such legal entity.

“Affiliated Transactions” has the meaning set forth in Section 4.23.

“Affiliated Indebtedness” means any and all intercompany accounts or any other receivables, payables or Indebtedness in effect immediately before the Closing between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates, on the other hand.

“Agreement” has the meaning set forth in the Preamble of this Agreement.

“Annual Financial Statements” has the meaning set forth in Section 4.5(b).

“Anti-Spam Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations and judgments relating to prohibitions and restrictions on (i) sending, or authorizing or permitting the sending of email, text, and other commercial messages or commercial electronic messages, or (ii) installing, or authorizing or permitting the installation of computer programs.

“Arbitration Proceeding” has the meaning set forth in Section 13.10.

“Arbitration Rules” has the meaning set forth in Section 13.10.

“Assets” has the meaning set forth in Section 4.9(e).

“Beacon Media Transaction Documents” has the meaning set forth in Exhibit A.

“Business” means the business of providing marketing, media buying and selling, public relations, promotions and advertising services in the lifestyle, entertainment, toy and gaming spaces.

“Business Day” means any day other than Saturday or Sunday or a day on which federally chartered banking institutions in New York, New York or Toronto, Canada are authorized by Law to close.

“Business Employees” means those individuals who, as of the Closing Date, perform services for any Company either directly, as an employee, or indirectly, pursuant to a contract between any Company and a third party (such as a staffing or leasing agency, professional employer organization, or other Person providing similar services to any Company), including employees on vacation or leave of absence.

“Buyer” has the meaning set forth in the Preamble of this Agreement.

“Buyer Losses” has the meaning set forth in Section 10.1(a).

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“Buyer Indemnified Parties” has the meaning set forth in Section 10.1(a).

“Canada Sub” has the meaning set forth in the Preamble of this Agreement.

“Canadian Securities Laws” means all applicable securities laws of each jurisdiction of Canada and the respective rules and regulations under such laws together with applicable published national, multilateral and local policy statements, instruments, notices, blanket orders and rulings of the securities regulatory authorities in such jurisdictions.

“Cap” has the meaning set forth in Section 10.1(b).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, Pub. L. 116–136 (116th Cong.) (Mar. 27, 2020), as amended by subsequent statutes, and applicable rules and guidance promulgated under the CARES Act, as amended by such statutes.

“Cash Consideration” has the meaning set forth in Section 2.2(a)(i).

“Cash on Hand” means, as of a particular time of determination, cash, cash equivalents and marketable securities and short-term investments, but excluding any cash and cash equivalents that (a) are held in escrow or as a deposit, (b) resulted from the proceeds of any casualty loss with respect to any Asset reflected on the Annual Financial Statements or (c) are restricted balances. For the avoidance of doubt, Cash on Hand shall (i) be calculated net of issued but uncleared checks and drafts and (ii) include checks and drafts deposited to the accounts of each of the Companies, all as determined in accordance with GAAP.

“ChizComm Canada” has the meaning set forth in the Recitals of this Agreement.

“ChizComm US” has the meaning set forth in the Recitals of this Agreement.

“Claims” has the meaning set forth in Section 13.17.

“Closing” has the meaning set forth in Section 2.4.

“Closing Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Closing Date” has the meaning set forth in Section 2.4.

“Closing Statement” has the meaning set forth in Section 2.3(d).

“Code” means the Internal Revenue Code of 1986, as amended. All references to the Code, U.S. Treasury Regulations or other governmental pronouncements shall be deemed to include references to any applicable successor regulations or amending pronouncement.

“Company” or “Companies” has the meaning set forth in the Recitals of this Agreement.

“Company Indebtedness” means any Indebtedness of any Company other than (a) Affiliated Indebtedness, (b) the TD Bank Loan and (c) the PPP Loan.

“Company Intellectual Property” has the meaning set forth in Section 4.12(a).

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“Company IT Assets” has the meaning set forth in Section 4.12(g).

“Company Marks” has the meaning set forth in Section 6.4.

“Confidential Information” has the meaning set forth in Section 13.16.

“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person or Governmental Entity.

“Consolidated Group” means any affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law.

“Continuing Employee” has the meaning set forth in Section 7.2(a).

“Contract” means a contract, lease (including any Real Property Lease), sub-lease, agreement, purchase order, sales order, mortgage, note, bond or other binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement (including any agency of record agreement, purchase and sale agreement, license agreement, agreement related to the use, ownership or operation of any Intellectual Property, service agreement, research and development agreement, advertising and marketing agreement; agreement with any Governmental Entity, indemnification agreement; commission agreement; subscription agreement or consulting agreement).

“Court Direction” means a final written non-appealable instruction, order or judgment issued or entered by a court of competent jurisdiction.

“Deductible” has the meaning set forth in Section 10.1(b).

“Dispute” has the meaning set forth in Section 13.10.

“Effective Date” means February 1, 2021.

“Employment Agreements” has the meaning set forth in Section 2.5(f).

“Encumbrance” means any charge, claim, community or other marital property interest, exception to title, encumbrance, easement, license, right of way, condition, reservation, restriction, equitable interest, lien, covenant, option, pledge, mortgage, deed of trust, assignment, collateral assignment, hypothecation or other security interest, purchase option, right of first refusal, right of first offer or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means all applicable Laws, orders, decrees, directives, permits, licenses, Governmental Authorizations and judgments relating to (i) pollution or contamination, (ii) protection of the environment, natural resources or human health and safety, or (iii) Hazardous Materials.

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“Equity Interests” has the meaning set forth in the Recitals of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“ESA” means the Employment Standards Act, 2000 (Ontario), as amended from time to time.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” has the meaning set forth in Section 2.5(g).

“Escrow Amount” means an amount equal to $1,200,000.

“Escrowed Shares” has the meaning set forth in Section 11.1(a).

“Estimated Adjusted Closing Consideration” has the meaning assigned in Section 2.3(b).

“Estimated Balance Sheet” has the meaning assigned in Section 2.3(b).

“Estimated Closing Statement” has the meaning assigned in Section 2.3(b).

“Execution Date” has the meaning set forth in the Preamble of this Agreement.

“FCPA” has the meaning set forth in Section 4.25(a).

“Final Adjusted Closing Consideration” has the meaning set forth in Section 2.3(i).

“Financial Statements” has the meaning set forth in Section 4.5(b).

“Fundamental Representations” means the representations and warranties of Sellers in Sections 3.1, 3.2, 3.3, 3.5, 3.7, 4.1, 4.2(a), 4.3, 4.4, 4.11, 4.21, and 4.23.

“GAAP” means U.S. generally accepted accounting principles, consistently applied, for ChizComm US and Canadian generally accepted accounting principles, consistently applied, for ChizComm Canada.

“General Survival Date” means the date that is twelve (12) months immediately following the Closing Date.

“Government Official” means any official, employee or other representative of any Governmental Entity or any political party, party official or candidate for political office.

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“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to Law.

“Governmental Entity” means any federal, state, provincial, local, foreign, international, intergovernmental or multinational entity or authority exercising executive, legislative, judicial, regulatory (including securities regulatory authorities), administrative or taxing functions of or pertaining to government.

“Hazardous Materials” means any pollutant, contaminant, chemical, waste, material or substance as defined in or regulated under any Environmental Law, including any waste, material, substance, chemical, pollutant or contaminant that might cause any injury to human health or safety or to the environment, including natural resources, or might subject the owner, lessee, user, occupier, holder or operator of the Real Property to any imposition of costs or liability under any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person, including the principal amount and any related accrued and unpaid interest, fees, prepayment premiums or penalties and change of control or similar payments (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar instruments, (c) for the deferred purchase price of goods or services (other than trade payables incurred in the Ordinary Course of Business), (d) under capital leases, (e) under letters of credit or similar credit transactions or obligations (f) under interest rate, commodity or currency swap, hedge or similar transactions (valued at the termination value thereof), (g) all indebtedness secured by any Encumbrance (excluding Permitted Encumbrances) existing on property owned by any Company or a Subsidiary thereof, whether or not indebtedness secured thereby shall have been assumed, and (h) in the nature of guarantees of the obligations described in clauses (a) through (g) above of any other Person.

“Independent Contractors” has the meaning set forth in Section 4.19(a).

“Intellectual Property” has the meaning set forth in Section 4.12(a).

“IRS” means the United States Internal Revenue Service.

“IT Assets” has the meaning set forth in Section 4.12(g).

“Joint Instructions” has the meaning set forth in Section 11.2.

“Knowledge,” when used with respect to Sellers, means the actual knowledge, after due inquiry, of Harold Aaron Chizick, Jennifer Mara Chizick, Donna McNeil and Kathleen Campisano.

“Last Fiscal Year End” has the meaning set forth in Section 4.5(b).

“Latest Balance Sheet Date” has the meaning set forth in Section 4.5(a).

“Latest Financial Statements” has the meaning set forth in Section 4.5(a).

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“Law” means any constitution, law, ordinance, principle of common law, rule, regulation, statute, treaty, or other legally enforceable requirement of any Governmental Entity, including Canadian Securities Laws.

“Leased Real Property” means all real properties leased, used, occupied, operated or otherwise held by any Company pursuant to a Real Property Lease, including all of the applicable Company’s right, title and interest in and to any land, buildings, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Litigation” means any claim, charge, complaint, grievance, inquiry, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal).

“Loss” means any loss, liability, obligation, assessment, damage, deficiency, dues, penalty, sanction, fine, cost (including investigatory, remedial and corrective action costs), amount paid in settlement, judgment, liability, obligation, Tax, Encumbrance (other than a Permitted Encumbrance), expense or fee, including court costs and attorneys’ fees and expenses, and any other expenses incurred pursuant to any demand or Litigation.

“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had or is reasonably likely to have a material adverse effect on any of the business, assets, properties, condition (financial or otherwise), or results of operations of the Companies, taken as a whole; provided, however, that in determining whether a Material Adverse Effect has occurred, any effect to the extent attributable to the following shall not be considered: (a) changes in general economic conditions; (b) any changes in the economic, business, financial or regulatory environment that affect the industries in which the Companies operate; and (c) conditions caused by a virus, pandemic or other declared health emergency or actions of any Governmental Entity related thereto, acts of terrorism or war (whether or not declared and including any escalation or general worsening of any acts of terrorism) or any natural or manmade disaster or other acts of God (except, in the case of the foregoing clauses (a), (b) and (c), to the extent that such change or condition disproportionately affects the Companies in an adverse manner as compared to other participants in the industries in which the Companies operate).

“Material Contracts” has the meaning set forth in Section 4.14(a).

“Money Laundering Laws” has the meaning set forth in Section 4.25(c).

“Negative Adjustment Amount” has the meaning set forth in Section 2.3(j).

“Net Assets” means, with respect to the Estimated Balance Sheet or Actual Balance Sheet, the difference between the total assets (other than Cash on Hand) and total liabilities (other than Company Indebtedness and Transaction Expenses) of the Companies, in each case determined in accordance with GAAP. All advertisements and commercials run by any media outlet on behalf any of the Companies prior to the Closing Date and invoiced by such Company on or after the Closing and all corresponding liabilities to pay such media outlet with respect thereto will be included in the calculation of total assets and total liabilities of the Companies.

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“Order” means any decision, judgment, injunction, settlement, writ, order, ruling, award, verdict or decree by any Governmental Entity or arbitrator.

“Ordinary Course of Business” means the ordinary course of business of the applicable Company in conducting its business and operations, consistent with past custom and practice both in respect of nature and amount.

“Organizational Documents” means (a) the articles or certificate of incorporation and the bylaws of a corporation, (b) the partnership agreement and any statement or certificate of partnership of a general partnership, (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (d) the limited liability company agreement and articles or certificate of formation of a limited liability company, (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of a Person and (f) any amendment to any of the foregoing.

“Ownership Interest” means, with respect to any Person, (a) shares, capital stock, membership interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest of such Person, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing and (c) any right (contingent or otherwise) to acquire any of the foregoing.

“Parent” has the meaning set forth in the Preamble.

“Parent Common Stock” means the common stock of Parent, par value $0.001.

“Party” or “Parties” means Parent, US Sub, Canada Sub and each of Sellers.

“Per Share Value” means:

(a)               the closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing on the date that is one trading day immediately preceding (i) with respect to the determination of the Stock Consideration to be issued to each Seller at Closing, the Closing Date, (ii) with respect to the determination of a number of Escrowed Shares to be issued in book-entry form in the name of the Escrow Agent (solely in its capacity as Escrow Agent for Parent and Sellers) at Closing, the Closing Date, (iii) with respect to the applicable distribution in book-entry form of Escrowed Shares in connection with a Seller Liability Determination, the Closing Date and (iv) with respect to the distribution in book-entry form of Escrowed Shares in connection with the General Survival Date and the determination of the number of Escrowed Shares to remain in the name of the Escrow Agent (solely in its capacity as Escrow Agent for Parent and Sellers) with respect to any claims pending as of the General Survival Date, the Closing Date;

(b)               with respect to the determination of a number of shares of Parent Common Stock, if any, to be issued to each Seller with respect to the Accelerated Earnout Payment (as defined in Exhibit C) pursuant to Exhibit C hereto, the average closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing for the five (5) consecutive trading days ending on the date that is one trading day immediately preceding the date of the occurrence of a Change in Control (as defined in Exhibit C); and

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(c)               with respect to the determination of a number of shares of Parent Common Stock, if any, to be issued to each Seller with respect to any Earnout Payment (as defined in Exhibit C) pursuant to Exhibit C hereto (other than the Accelerated Earnout Payment), the average between (i) the average closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing for the five (5) consecutive trading days ending on the date that is one trading day immediately preceding the last day of each applicable twelve (12)-month period during the Earnout Period and (ii) the average closing sale price per share of Parent Common Stock as reported on the stock exchange which holds Parent’s primary listing for the five (5) consecutive trading days ending on the date that is one trading day immediately preceding the first (1st) day on which the applicable Earnout Statement (as defined in Exhibit C) becomes final and binding on the Parties as provided in Exhibit C hereto, in each case as adjusted as appropriate to reflect any stock splits, stock dividends, combinations, reorganizations, reclassifications or similar events).

“Personal Information” means (a) any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly to an identified or identifiable natural person or household, and (b) “personally identifiable information,” “personal information”, “personal data”, or similar terms as defined by the applicable Law.

“Permitted Encumbrances” means, (a) except in the case of the Equity Interests, (i) Encumbrances for current period Taxes that are not yet due and payable, (ii) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business that are not yet due and payable, (iii) easements, rights of way, minor title imperfections and restrictions, zoning ordinances and other similar encumbrances affecting the Real Property and which do not, individually or in the aggregate, materially impair the value thereof or unreasonably restrict the use thereof in the Ordinary Course of Business, (iv) landlord’s liens and similar Encumbrances in favor of lessors arising under or in connection with the Real Property Leases and securing amounts that are not yet due and payable and (v) Encumbrances that will be removed prior to or in connection with the Closing, (b) in the case of the Equity Interests, (i) Encumbrances set forth in the Companies’ respective Organizational Documents and (ii) Encumbrances imposed by federal, state or provincial securities Laws, and (c) Encumbrances related to the TD Bank Loan.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.

“Plan” means each plan, fund, contract, program and arrangement (whether or not it is written, formal, funded or insured) for the benefit of present or former employees, consultants or directors or any spouses or dependents of such individuals, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, equity compensation, retirement, supplemental retirement or deferred compensation benefits (whether or not tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) equity-based compensation, salary continuation, unemployment, supplemental unemployment, severance, termination pay, retention, change-in-control, fringe, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), and any employment or consulting agreement, in each case, (i) that is sponsored, maintained, contributed to or required to be contributed to by any Company or any of its ERISA Affiliates, (ii) that any Company or any of its ERISA Affiliates has committed to implement, establish, adopt or contribute to in the future or (iii) with respect to which any Company or any of its ERISA Affiliates has or could reasonably be expected to have any direct or indirect liability, whether absolute, contingent or otherwise.

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“Positive Adjustment Amount” has the meaning set forth in Section 2.3(i).

“PPP” has the meaning set forth in the definition of PPP Loan.

“PPP Lender” means JPMorgan Chase Bank, N.A.

“PPP Loan” means ChizComm US’s Paycheck Protection Program (“PPP”) loan under the CARES Act in the principal amount of $347,276 evidenced by that certain promissory note payable to the PPP Lender, dated April 13, 2020.

“Pre-Closing Date Tax Period” means any Tax period ending on or before the Closing Date.

“Pro Rata Share” means, with respect to each Seller, the applicable amounts (expressed as a percentage) by Company set forth next to such Seller’s name on Exhibit B in the column titled “Pro Rata Share”.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Real Property” means Leased Real Property and other real property, used, occupied, operated or otherwise held by any Company, and any land, building, structure, improvements and fixtures located thereon and easements and other rights and interests appurtenant thereto.

“Real Property Lease” means any lease, sublease, license, or similar occupancy agreement, together with any amendments, modifications, extensions, renewals, guaranties, side letters or other agreements related thereto, pursuant to which any Company leases, uses, occupies, operates or otherwise holds any Real Property.

“Releasee” has the meaning set forth in Section 13.17.

“Remedies Exception,” when used with respect to any Person, means performance of such Person’s obligations except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

“Required Consents” has the meaning set forth in Section 2.5(e).

“Retained Liabilities” means (a) all Seller Taxes and (b) those matters described on Exhibit A.

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“Review Period” has the meaning assigned in Section 2.3(e).

“SBA” means the Small Business Administration.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Sellers” has the meaning set forth in the Preamble of this Agreement.

“Seller Indemnified Parties” has the meaning set forth in Section 10.2(a).

“Seller Liability Determination” means a determination of Sellers’ liability for and the amount of a Buyer Loss (i) pursuant to the procedures set forth in Section 10.1(d), (ii) by agreement between Buyer and Sellers or (iii) by Court Direction.

“Seller Losses” has the meaning set forth in Section 10.2(a).

“Seller Taxes” means any and all Taxes (a) imposed on or with respect to any Seller; (b) imposed on any Company or for which any Company may otherwise be liable for any Pre-Closing Date Tax Period and for the portion of any Straddle Period ending on the Closing Date (determined in accordance with Section 12.1(c)); (c) of any Consolidated Group (or any member thereof, other than any Company) of which any Company (or any predecessor thereof) is or was a member on or prior to the Closing Date by reason of Treasury Regulation § 1.1502-6(a) or any analogous or similar foreign, state or local law; (d) of any other Person for which any Company is or has been liable as a transferee or successor, by contract or otherwise resulting from events, transactions or relationships occurring or existing prior to the Closing; (e) that are social security, Medicare, unemployment or other employment or withholding Taxes, including the employer portion thereof, owed as a result of any payments made to any Seller pursuant to this Agreement; and (f) that constitute 50% of Transfer Taxes.

“Stock Consideration” has the meaning set forth in Section 2.2(a)(ii).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Statement of Objections” has the meaning assigned in Section 2.3(f).

“Subscription Agreements” has the meaning set forth in Section 2.5(i).

“Subsidiary” or “Subsidiaries” means any Person in which any Ownership Interest is owned, directly or indirectly, by another Person.

“Suit for Temporary Relief” has the meaning assigned in Section 13.11.

“Target Closing Date” has the meaning set forth in Section 2.4.

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“Tax” or “Taxes” means (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Entity, including income, profits, capital, gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), government pension, unemployment, disability, payroll, employment, employer health, social contributions, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not; and (b) any liability in respect of any item described in clause (a) above, that arises by reason of a Contract, the assumption of a Contract, transferee or successor liability, operation of Law (including as a result of being a member of a Consolidated Group for any period) or otherwise.

“Tax Act” means the Income Tax Act (Canada), as amended, supplemented or restated from time to time.

“Tax Proceeding” has the meaning set forth in Section 12.2.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, whether or not filed or required to be filed with a Taxing Authority, including any schedule or attachment thereto and any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“TD Bank Loan” means ChizComm Canada’s business loan in the principal amount of $200,000 evidenced by that certain Credit Agreement, dated September 9, 2015, by and between ChizComm Canada and The Toronto-Dominion Bank.

“Term Sheet” means that certain Letter, dated November 15, 2020, between Parent, ChizComm Canada and ChizComm US.

“Third Party Action” has the meaning set forth in Section 10.3(a).

“Third Party Claim Notice” has the meaning set forth in Section 10.3(a).

“Transaction Documents” means this Agreement, the Employment Agreements, the Escrow Agreement, the Subscription Agreements and any other agreement, exhibit, document and instrument contemplated by this Agreement.

“Transaction Expenses” means all fees and expenses that have been incurred by Sellers or any Company in connection with the transactions contemplated by this Agreement (including (a) all brokers’ or finders’ fees, (b) all fees and expenses associated with obtaining necessary waivers, consents or approvals of any Person, (c) all fees and expenses associated with obtaining the release and termination of any Encumbrances, (d) all sale, change-of-control, “stay-around,” retention, severance or similar bonuses or payments to current or former directors, managers, officers, employees or other services providers of any of the Companies paid or payable as a result of or in connection with the transactions contemplated by this Agreement and the Companies’ portion of any payroll, social insurance, or other Taxes thereon and (e) 50% of all escrow fees and expenses payable to the Escrow Agent pursuant to Section 11.3 hereof and the Escrow Agreement), in each case, that are unpaid as of the Closing, including legal, accounting and consulting fees and expenses and other fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein.

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“Transfer Agent” means VStock Transfer, LLC, or any successor thereto.

“Transfer Taxes” means any and all transfer, sales, use, excise, goods and services, stock, conveyance, registration, securities transactions, real estate or land transfer, stamp, documentary, notarial, recording, permit, license, authorization and similar Taxes imposed on the sale of the Equity Interests pursuant to this Agreement.

“Treasury Regulations” means the final or temporary regulations promulgated under the Code.

“Trustees” has the meaning set forth in the Preamble of this Agreement.

“US Sub” has the meaning set forth in the Preamble of this Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any similar federal, state, provincial or local Law relating to plant closings, mass layoffs, or employment losses.

“Welfare Benefits” means the benefits provided under a Plan that is an “employee welfare benefit plan” or “welfare plan” within the meaning of Section 3(1) of ERISA, whether or not ERISA applies to the Plan.

“Wishing Thumbelina” has the meaning set forth in the Preamble of this Agreement.

II.                Purchase and Sale of Equity Interests

2.1              Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, Sellers agree to sell, transfer, assign and deliver their respective Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances), to Buyer, and Buyer agrees to purchase the Equity Interests from Sellers.

2.2              Consideration.

(a)               Purchase Price. The aggregate consideration (the “Purchase Price”) to be paid or issued by Buyer to Sellers or their designees for the Equity Interests shall consist of:

(i)               an amount in cash equal to $8,500,000 (the “Cash Consideration”);

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(ii)              a number of shares of Parent Common Stock equal to (A) $3,500,000, divided by (B) the Per Share Value, issued to Sellers pursuant to this Agreement and the Subscription Agreements (the “Stock Consideration” and together with the Cash Consideration, the “Closing Consideration”), as adjusted in accordance with Section 2.3; provided, that all such adjustments to the Closing Consideration at the Closing shall be made solely by adjusting the Cash Consideration and all such adjustments to the Closing Consideration after the Closing shall be made pursuant to Section 2.3(i) and Section 2.3(j), as applicable; and

(iii)            the Earnout Payments as provided in Exhibit C (if any), which Earnout Payments are intended to reflect the portion of the goodwill value that the Parties cannot accurately value as of the Effective Date.

(b)               Allocation. The Purchase Price, as adjusted in accordance with Section 2.3, shall be allocated 50% to the Ownership Interests in ChizComm US and 50% to the Ownership Interests in ChizComm Canada.

(c)               Withholding. Buyer and its Affiliates shall be entitled to deduct and withhold from any amounts otherwise payable or deliverable to any Seller or Affiliate thereof (and Sellers and their Affiliates shall indemnify, defend and hold harmless Buyer and its Affiliates against) such amounts as may be required to be deducted or withheld therefrom under Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes as having been paid to the Person to whom such amounts would otherwise have been paid absent such deduction or withholding.

2.3              Adjustments to Closing Consideration.

(a)               For purposes of this Agreement, the “Adjusted Closing Consideration” means an amount equal to the result of, without duplication: (i) the Closing Consideration, minus (ii) the amount of any Company Indebtedness outstanding as of 11:59 p.m. on the day prior to the Effective Date and not paid on the Closing Date, minus (iii) the amount of any unpaid Transaction Expenses (whether incurred before or after the Effective Date), plus (iv) the amount of Net Assets (if positive), as applicable, as of 11:59 p.m. on the day prior to the Effective Date, plus (v) the amount of any Cash on Hand (if any) as of 11:59 p.m. on the day prior to the Effective Date.

(b)               No less than three (3) Business Days prior to the Closing Date, Sellers shall deliver or cause to be delivered to Buyer a statement (the “Estimated Closing Statement”) (i) setting forth Sellers’ estimate of the Adjusted Closing Consideration (the “Estimated Adjusted Closing Consideration”), which estimate shall be prepared by Sellers in good faith based upon the books and records of Sellers and the Companies and shall include an estimate of: (A) the amount of each component item of Company Indebtedness and total Company Indebtedness outstanding as of 11:59 p.m. on the day prior to the Effective Date, (B) the amount of each material component item of Transaction Expenses and total Transaction Expenses that are unpaid as of the Closing Date, (C) the amount of Net Assets (if positive), as applicable, as of 11:59 p.m. on the day prior to the Effective Date, and (D) the amount of Cash on Hand (if any) as of 11:59 p.m. on the day prior to the Effective Date, in each case, accompanied by reasonably detailed information and supporting documentation showing Sellers’ calculation of the Estimated Adjusted Closing Consideration and (ii) accompanied by (x) an estimated balance sheet of ChizComm US as of 11:59 p.m. on the day prior to the Effective Date and (y) an estimated balance sheet of ChizComm Canada as of 11:59 p.m. on the day prior to the Effective Date, in each case, prepared in accordance with GAAP (such balance sheets, collectively, the “Estimated Balance Sheet”).

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(c)               Buyer shall have two (2) Business Days to review the Estimated Closing Statement and the resulting Estimated Adjusted Closing Consideration. If Buyer objects to any item of the Estimated Closing Statement or the resulting Estimated Adjusted Closing Consideration, Buyer and Sellers shall seek to resolve such objection in a mutually agreeable manner and to agree upon all items of the Estimated Closing Statement and the resulting Estimated Adjusted Closing Consideration prior to Closing. If Buyer does not so object or if Buyer and Sellers are unable to agree prior to Closing on all items of the Estimated Closing Statement, for purposes of the Closing the Adjusted Closing Consideration shall be deemed to equal the Estimated Adjusted Closing Consideration as set forth in the Estimated Closing Statement delivered by Sellers pursuant to Section 2.3(b) (as adjusted to reflect any adjustments agreed to by the Parties in writing as set forth above), subject to post-Closing adjustments as set forth below.

(d)               No later than sixty (60) days after the Closing Date, Sellers shall prepare, or cause their independent public accountants (the “Accountants”) to prepare, and deliver to Buyer a statement (the “Closing Statement”) (i) setting forth Sellers’ proposed calculation of the actual Adjusted Closing Consideration, including Sellers’ proposed calculation of: (A) the actual amount of each component item of Company Indebtedness and actual total Company Indebtedness outstanding as of 11:59 p.m. on the day prior to the Effective Date if not satisfied or paid on the Closing Date, (B) the actual amount of each material component item of Transaction Expenses and actual total unpaid Transaction Expenses as of the Closing Date, (C) the actual amount of Net Assets (if positive), as applicable, as of 11:59 p.m. on the day prior to the Effective Date, and (D) the actual amount of Cash on Hand as of 11:59 p.m. on the day prior to the Effective Date, in each case, accompanied by reasonably detailed information and supporting documentation showing Sellers’ calculation of the actual Adjusted Closing Consideration and (ii) accompanied by (x) the actual balance sheet of ChizComm US as of 11:59 p.m. on the day prior to the Effective Date and (y) the actual balance sheet of ChizComm Canada as of 11:59 p.m. on the day prior to the Effective Date, in each case, prepared in accordance with GAAP (such balance sheets, collectively, the “Actual Balance Sheet”). Buyer shall provide to Sellers and the Accountants full access at all reasonable times to any books, records and other materials in the possession or reasonable control of Buyer that Sellers or the Accountants may reasonably request in order to prepare the Closing Statement and the Actual Balance Sheet or to respond to or defend any Statement of Objections (as defined below). Each of Buyer, on the one hand, and Sellers, on the other hand, will pay half of the fees and expenses of the Accountants in performing the services provided for in this Section 2.3(d).

(e)               For the thirty (30)-day period immediately following the date on which Buyer receives the Closing Statement (the “Review Period”), Sellers will provide Buyer full access at all reasonable times to any books and records, facilities, personnel or other materials in the possession or reasonable control of Sellers and to any personnel and work papers of the Accountants, in each case that Buyer reasonably requests in order to review and confirm the accuracy of the Closing Statement and the Actual Balance Sheet or to prepare or defend any Statement of Objections.

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(f)                If Buyer believes that the Closing Statement or the Actual Balance Sheet has not been prepared as required by this Agreement or does not accurately reflect the information and supporting documentation provided by Sellers, Buyer may deliver to Sellers on or before the last day of the Review Period a written statement setting forth in reasonable detail Buyer’s objections to the Closing Statement or the Actual Balance Sheet and impact of such objections on the resulting Adjusted Closing Consideration (the “Statement of Objections”). If Buyer fails to deliver the Statement of Objections to Sellers during the Review Period, the Closing Statement and the Actual Balance Sheet shall be deemed to have been accepted by Buyer and shall be final and binding on the Parties, and the components of the Adjusted Closing Consideration set forth in the Closing Statement shall be used in computing the Positive Adjustment Amount and/or the Negative Adjustment Amount, as applicable. If Buyer delivers the Statement of Objections to Sellers during the Review Period, the Parties shall negotiate in good faith to resolve such objections. If the Parties agree in writing to the resolution of all such objections, the Closing Statement, as adjusted to reflect such resolutions, shall be final and binding on the Parties, and the components of the Adjusted Closing Consideration set forth in such Closing Statement shall be used in computing the Positive Adjustment Amount and/or the Negative Adjustment Amount, as applicable.

(g)               If the Parties fail to agree in writing to the resolution of all the objections set forth in the Statement of Objections within the thirty (30)-day period immediately following the date on which the Statement of Objections was delivered to Sellers, then any objections remaining in dispute may be submitted by Sellers or Buyer for resolution to a regionally recognized accounting firm with no material relationship with any Party selected by agreement among the Parties (or if the Parties are unable to select such accounting firm within fifteen (15) days of the election by Sellers or Buyer to refer the dispute to a regionally recognized accounting firm, Sellers or Buyer may thereafter request that the New York, New York office of the American Arbitration Association (the “AAA”) make such selection (as applicable, the firm selected by the Parties or the AAA is referred to as the “Accounting Expert”). Within fifteen (15) days of such submission, each Party shall submit, in writing, to the Accounting Expert and the other Parties a statement of the position of such Party as to (i) the components of the Adjusted Closing Consideration set forth in the Closing Statement, (ii) the Actual Balance Sheet and (iii) the resulting Adjusted Closing Consideration. The Accounting Expert shall resolve the remaining objections acting as an expert in accounting and not as an arbitrator and adjust the Closing Statement and the Actual Balance Sheet to reflect such resolutions and any other adjustments previously agreed by the Parties in writing (collectively, the “Adjustments”). Each Party will, and will cause the Affiliates of such Party to, make readily available to the Accounting Expert all books and records, work papers, personnel and other materials within the possession or control of such Party or such Affiliates that the Accounting Expert shall reasonably request in order to resolve the remaining objections. In the event any remaining objections are submitted for resolution to an Accounting Expert pursuant to this Section 2.3(g), the non-prevailing Party, as determined by the Accounting Expert, agrees to bear the fees and expenses of the Accounting Expert and to reimburse the prevailing Party for all costs and expenses, including attorneys’ fees, incurred by the prevailing Party in connection with such dispute.

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(h)               The Accounting Expert shall resolve all objections submitted to it and shall adjust the Closing Statement and the Actual Balance Sheet to reflect the Adjustments as soon as practicable and in no event later than forty-five (45) days after the day on which it is retained to provide such services (or such other time as the Parties hereto shall agree in writing). The Accounting Expert shall be authorized to select only the position of either Buyer, on the one hand, or Sellers, on the other hand, in each case, as presented by the applicable Party or Parties in a statement delivered to the Accounting Expert and the other Parties in connection with the applicable dispute pursuant to Section 2.3(g). The Accounting Expert’s resolution of such objections and Adjustments shall be made in accordance with the provisions of this Agreement and GAAP, shall be based solely on written materials submitted by Buyer and Sellers and on the definitions of “Adjusted Closing Consideration,” “Indebtedness,” “Company Indebtedness,” “Transaction Expenses,” “Cash on Hand” and “Net Assets” (and related definitions), and shall be final and binding on the Parties (absent manifest error), and the components of the Adjusted Closing Consideration set forth in the Closing Statement, as adjusted by the Adjustments shall be used in computing the Positive Adjustment Amount and/or the Negative Adjustment Amount, as applicable.

(i)                 Within ten (10) Business Days after the first day on which the Closing Statement (including any adjustments thereto) becomes final and binding on the Parties as provided above, if the Adjusted Closing Consideration as finally determined pursuant to this Section 2.3 (the “Final Adjusted Closing Consideration”) is greater than the Estimated Adjusted Closing Consideration (the amount of such difference being the “Positive Adjustment Amount”), then Buyer shall deliver, or cause to be delivered, to Sellers or their designees the Positive Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Sellers.

(j)                 If the amount of Net Assets reflected in the Final Adjusted Closing Consideration is less than the amount of Net Assets reflected in the Estimated Adjusted Closing Consideration, there shall be no adjustment to the Purchase Price. If the amount of Company Indebtedness and/or Transaction Expenses reflected in the Final Adjusted Closing Consideration is greater than the amount of Company Indebtedness and/or Transaction Expenses reflected in the Estimated Adjusted Closing Consideration (the amount of such difference being the “Negative Adjustment Amount”), then, without duplication, within ten (10) Business Days after the first day on which the Closing Statement (including any adjustments thereto) becomes final and binding on the Parties as provided above, Sellers shall deliver, or cause to be delivered, to Buyer the Negative Adjustment Amount by wire transfer of immediately available funds to the account or accounts designated in writing by Buyer.

2.4              The Closing. Subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place by remote electronic Closing at the offices of Vinson & Elkins L.L.P. in Dallas, Texas at 2001 Ross Avenue, Suite 3900, Dallas, TX 75201-2975 at 11:00 a.m. Dallas time (or at such other place and on such other time as is mutually agreeable to Buyer and Sellers) on February 1, 2021 (the “Target Closing Date”), or if all conditions set forth in Section 8.1 or Section 8.2 to be satisfied prior to Closing have not yet been satisfied or waived in writing by the applicable Party(ies) prior to the Target Closing Date, on the date that is three (3) Business Days after the satisfaction or waiver in writing by the applicable Party(ies) of all conditions set forth in Section 8.1 or Section 8.2 (other than those conditions that by their nature can only be satisfied at the Closing but subject to all conditions in Section 8.1 and Section 8.2 having been satisfied or waived at the Closing), or on such other date as is mutually agreeable to Buyer and Sellers. The date on which the Closing occurs is referred to herein as the “Closing Date”. All actions to be taken by the Parties in connection with consummation of the transactions contemplated by this Agreement, and all certificates, instruments and other documents required to effect the transactions contemplated by this Agreement, will be in form and substance reasonably satisfactory to the other Parties. All items delivered by the Parties at the Closing (including pursuant to Sections 2.5 and 2.6) will be deemed to have been delivered simultaneously, and no items will be deemed delivered or waived until all have been delivered or waived.

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2.5              Sellers’ and the Companies’ Deliveries and Actions at the Closing. Subject to the conditions set forth in this Agreement, on the Closing Date, Sellers shall, and shall cause the Companies (as applicable) to:

(a)               deliver to US Sub (i) certificates representing all of the Equity Interests in ChizComm US and (ii) one or more duly executed stock powers in form and substance reasonably acceptable to Buyer, transferring and assigning such Equity Interests to US Sub;

(b)               deliver to Canada Sub (i) certificates representing all of the Equity Interests in ChizComm Canada and (ii) one or more duly executed assignments in form and substance reasonably acceptable to Buyer, transferring and assigning such Equity Interests to Canada Sub;

(c)               deliver to Buyer a certificate executed by an officer or authorized representative of each Company, dated the Closing Date, certifying as to the Organizational Documents of such Company;

(d)               deliver to Buyer a certificate to the effect that each of the conditions set forth in Sections 8.2(a) through 8.2(d), inclusive, have been satisfied;

(e)               deliver to Buyer the Consents and Governmental Authorizations set forth on Schedule 2.5(e) (collectively, the “Required Consents”), in each case, in form and substance reasonably satisfactory to Buyer;

(f)                deliver to Buyer employment agreements, effective as of the Closing, by and between (i) Harold Aaron Chizick and ChizComm Canada, (ii) Jennifer Mara Chizick and ChizComm Canada, (iii) Donna McNeil and ChizComm Canada and (vi) Kathleen Campisano and ChizComm US, in each case, duly executed by the parties thereto, in form and substance reasonably satisfactory to Buyer (collectively, the “Employment Agreements”);

(g)               deliver to Buyer and the Escrow Agent an escrow agreement, effective as of the Closing Date, by and among Parent, Sellers and the Escrow Agent, in form and substance reasonably satisfactory to Buyer (the “Escrow Agreement”), duly executed by Sellers;

(h)               deliver to Buyer evidence reasonably satisfactory to Buyer that the Affiliated Transactions on Schedule 2.5(h), if any, have been terminated;

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(i)                 deliver to Buyer subscription agreements, effective as of the Closing Date, by and between Parent and each Seller, in each case, in form and substance reasonably satisfactory to Buyer (the “Subscription Agreements”), duly executed by Sellers;

(j)                 deliver to Buyer, in a form reasonably acceptable to Buyer, a properly executed certification that Equity Interests in ChizComm US are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the IRS (which shall be filed by Buyer with the IRS at or following the Closing) in accordance with the provisions of Section 1.897-2(h)(2) of the Treasury Regulations;

(k)               deliver to Buyer documentation evidencing the payment in full of all amounts, fees, payments and charges due and payable or that may become due and payable under the Beacon Media Transaction Documents with respect to the calendar year ending on December 31, 2020; and

(l)                 deliver to Buyer such other documents, instruments and certificates as Buyer or its counsel reasonably deems necessary to consummate the transactions contemplated by this Agreement.

2.6        Buyer’s Deliveries and Actions at the Closing. Subject to the conditions set forth in this Agreement, on the Closing Date, Buyer shall:

(a)               cause the Transfer Agent to deliver to each Seller a number of shares of Parent Common Stock in book-entry form representing such Seller’s Pro Rata Share of (i) the Stock Consideration (as adjusted in accordance with Section 2.3) minus (ii) the Escrowed Shares;

(b)               deliver to each Seller or its designees its Pro Rata Share of the Cash Consideration by wire transfer of immediately available funds to the account designated by such Seller;

(c)               deliver to Sellers and the Escrow Agent the Escrow Agreement, duly executed by Parent and the Escrow Agent;

(d)               deliver to Sellers the Subscription Agreements, duly executed by Parent;

(e)               deliver the Employment Agreements, duly executed by the employer; and

(f)                cause the Transfer Agent to issue in book-entry form, in the name of the Escrow Agent (solely in its capacity as Escrow Agent for Parent and Sellers), the Escrowed Shares.

III.             Sellers’ Representations and Warranties

Each Seller represents and warrants to Buyer that the statements contained in this Article III are true, correct and complete as of the Closing Date. The Schedules referred to in this Article III will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article III.

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3.1              Title to the Equity Interests. Sellers own, of record and beneficially, the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances set forth in clause (b) of the definition of Permitted Encumbrances) and that there are no other agreements entitling any other party to any interest in the Equity Interests. At Closing, Buyer will obtain good and valid title to the Equity Interests, free and clear of any and all Encumbrances (other than Permitted Encumbrances set forth in clause (b) of the definition of Permitted Encumbrances) and that there are no other agreements entitling any other party to any interest in the Equity Interests.

3.2              Valid and Binding Agreement. Each Seller has full legal capacity to enter into this Agreement and each other Transaction Document to which such Seller is or will be a party and to consummate the transactions contemplated hereby and thereby. This Agreement and each other Transaction Document to which such Seller is or will be a party have been or will be duly executed and delivered by such Seller and, assuming this Agreement and such other Transaction Document constitute the valid and binding obligations of the other parties hereto and thereto, constitute or will, upon such Seller’s execution and delivery, constitute the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, subject to the Remedies Exception. Each Seller has the absolute right, power and capacity to sell, assign and deliver the Equity Interests to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances set forth in clause (b) of the definition of Permitted Encumbrances).

3.3              No Breach; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which such Seller is or will be a party does not and will not (a) violate or conflict with any Law, Order or Governmental Authorization; (b) except as set forth on Schedule 3.3(b), conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against such Seller; (c) result in the creation of any Encumbrance upon the Equity Interests or any of the assets of the Companies; or (d) require any Governmental Authorization.

3.4              No Actions and Compliance. There is no Litigation with respect to or affecting any Seller or the Equity Interests, pending or threatened, at law or equity or before or by any Government Entity or any arbitrator or arbitration panel or any mediator or mediation panel. No Seller is in default under Canadian Securities Laws.

3.5              Brokerage. No Person is or will be entitled to receive any brokerage commission, finder’s fees, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any Seller or any Company for which Buyer or any Company is or could become liable or obligated.

3.6              Wishing Thumbelina. Wishing Thumbelina is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, with all necessary power and authority to execute, deliver and perform this Agreement. Wishing Thumbelina has never engaged in any material activities, owned any material assets, entered into any material Contracts, had any employees or independent contractors, or had any material liabilities or material obligations other than the ownership of the Ownership Interests in ChizComm US and has never had a direct or indirect Ownership Interest in any other Person.

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3.7              The Trustees. The Chizsix (2019) Family Trust is a trust duly settled and validly existing under the Laws of the Province of Ontario. The Trustees have all necessary power and authority to execute, deliver and perform this Agreement. The Trustees and Jay Mark Sonshine are the only trustees of The Chizsix (2019) Family Trust.

IV.             Representations and Warranties Regarding the Companies

Each Seller represents and warrants to Buyer that the statements contained in this Article IV are true, correct and complete as of the Closing Date. The Schedules referred to in this Article IV will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article IV.

4.1              Formation; Power and Authority; Valid and Binding. Each Company is a corporation duly formed, validly existing and in good standing under the laws of the state or jurisdiction of its formation, with full corporate power and authority to conduct its business as such is now being conducted and is currently proposed to be conducted. Schedule 4.1 lists the date of formation of each Company, each state, province or other jurisdiction in which each Company is duly qualified to do business as a foreign corporation and the date of such qualification. Each Company is duly qualified to do business and in good standing in each state, province or jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activity conducted by it, require such qualification and where the failure to be qualified would result in a material liability to Buyer or the Companies after the Closing. Each Company is in compliance in all material respects with the provisions of its Organizational Documents.

4.2              No Breach; Consents. Except as set forth on Schedule 4.2, the execution, delivery and performance of this Agreement and each other Transaction Document to which any of the Companies is or will be a party does not and will not: (a) contravene any provision of the Organizational Documents of the Companies; (b) violate or conflict with any Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against any Company; (d) result in the creation of any Encumbrance upon any Company or any of the assets of any Company; or (e) require any Governmental Authorization.

4.3              Capitalization.

(a)               Schedule 4.3 sets forth all of the authorized, issued and outstanding Ownership Interests in each Company and the owners (of record and beneficial) of such Ownership Interests. All of the Ownership Interests of the Companies have been duly authorized and validly issued and are fully paid (to the extent required under the Organizational Documents of the applicable Company) and non-assessable and were not issued in violation of, and, except as identified in Schedule 4.3, are not subject to, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Organizational Documents of the applicable Company or any Contract to which such Company is or was a party or by which it is or was otherwise bound.

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(b)               Except as set forth on Schedule 4.3, there are no Contracts (including options, warrants, calls and preemptive rights) obligating any Company to (i) issue, sell, pledge, dispose of or encumber any Ownership Interests in such Company or any securities convertible, exercisable or exchangeable into Ownership Interests in such Company, (ii) redeem, purchase or acquire in any manner any Ownership Interests in such Company or any securities that are convertible, exercisable or exchangeable into any Ownership Interests in such Company or (iii) make any dividend or distribution of any kind with respect to the Ownership Interests in such Company (or to allow any participation in the profits or appreciation in value of such Company). Each Company is not a party to any shareholder agreements, voting trusts, or other similar agreements with respect to the ownership or voting rights of such Company.

(c)               Each Company has delivered to Buyer true, complete and correct copies of its Organizational Documents (including any amendments or modifications thereto).

4.4              Subsidiaries.

(a)               Except as set forth on Schedule 4.4, no Company has, or has ever had, any Subsidiaries or owns, or has ever owned, any Ownership Interests in any other Person. There are no outstanding obligations of any Company to provide funds to or make any investment (in either case, in the form of a loan, capital contribution, purchase of an Ownership Interest or otherwise) in, any other Person.

(b)               Kidsistr Productions Incorporated has never engaged in any activities, owned any assets, entered into any Contracts, had any employees or independent contractors, or had any liabilities or obligations and has never had a direct or indirect Ownership Interest in any other Person. Kidsistr Productions Incorporated is in the process of being dissolved, and on its dissolution, neither Company will assume or become liable for any liabilities of Kidsistr Productions Incorporated whatsoever.

4.5              Financial Statements.

(a)               Set forth on Schedule 4.5(a) are true and complete copies of (i) the compiled balance sheet as of March 31, 2020, 2020 (the “Latest Balance Sheet Date”) of ChizComm US and the related statements of income, stockholders’ equity and cash flows for the twelve (12)-month period then ended and (ii) the compiled balance sheet as of the Latest Balance Sheet Date of ChizComm Canada and the related statements of income, stockholders’ equity and cash flows for the twelve (12)-month period then ended (such statements set forth in clauses (i) and (ii) above, collectively, the “Latest Financial Statements”).

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(b)               Set forth on Schedule 4.5(b) are true and complete copies of (i) the compiled balance sheet as of March 31, 2020 (the “Last Fiscal Year End”) of ChizComm US and the related statements of income, stockholders’ equity and cash flows for the twelve (12)-month period then ended and (ii) the compiled balance sheet as of the Last Fiscal Year End of ChizComm Canada and the related statements of income, stockholders’ equity and cash flows for the twelve (12)-month period then ended (such statements set forth in clauses (i) and (ii) above, collectively, the “Annual Financial Statements” and together with the Latest Financial Statements, the “Financial Statements”).

(c)               The Financial Statements are presented in US dollars in the case of the Financial Statements of ChizComm US and in Canadian dollars in the case of the Financial Statements of ChizComm Canada, are based upon the books and records of the Companies and present fairly the financial position and results of operations of the Companies at the respective dates and for the respective periods indicated in accordance with GAAP.

4.6              Absence of Undisclosed Liabilities. Except as reflected or expressly reserved against in the Financial Statements and except as set forth on Schedule 4.6, no Company has any liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted), except liabilities or obligations (a) that have arisen after the Latest Balance Sheet Date in the Ordinary Course of Business; or (b) incurred in connection with the transactions contemplated by this Agreement and in accordance with this Agreement.

4.7              Books and Records. The books of account and records of each Company are complete and correct in all material respects.

4.8              Absence of Certain Developments. Except as set forth on Schedule 4.8, since the Last Fiscal Year End:

(a)               no Seller nor any Company has sold, leased, transferred, assigned or otherwise conveyed any of the assets of any Company, tangible or intangible, other than for a fair consideration in the Ordinary Course of Business;

(b)               no Company has entered into any Contract (or series of related Contracts) involving more than $50,000 that is outside the Ordinary Course of Business;

(c)               no Person (including Sellers or any Company) has accelerated, suspended, terminated, modified, amended or canceled any Contract (or series of related Contracts) involving more than $50,000 to which any Company is a party or by which it is bound;

(d)               other than in the Ordinary Course of Business, no Encumbrance has been imposed on any asset of any Company;

(e)               no Company has made any capital expenditure (or series of related capital expenditures) outside the Ordinary Course of Business or made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans or acquisitions);

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(f)                no Company has delayed, postponed or accelerated the payment of accounts payable or other liabilities or the receipt of accounts receivable except in the Ordinary Course of Business;

(g)               no Company has canceled, compromised, waived or released any material right or claim (or series of related rights or claims) except in the Ordinary Course of Business;

(h)               there has been no change made, or authorized to be made, in the Organizational Documents of any Company;

(i)                 no Company has experienced any damage, destruction or loss (whether or not covered by insurance) in excess of $50,000 in the aggregate to its assets;

(j)                 no Company has made any loan to, or entered into any other transaction with, any Seller, any Business Employee or any Company’s directors, officers, agents or independent contractors, or any Affiliate of the foregoing;

(k)               no Company has made any change in accounting principles, policies or practices from those utilized in the preparation of the Annual Financial Statements;

(l)                 to Sellers’ Knowledge, no complaint or investigation against any Company has been commenced by any Governmental Entity and no other event has occurred which calls into question any Governmental Authorization necessary for such Company to conduct its business and to own and operate such Company’s assets;

(m)              no Material Adverse Effect has occurred;

(n)               no Company has received any notice from any customer, supplier, user, subscriber, vendor, Governmental Entity or any other Person, the result of which could reasonably be expected to materially impact the business or operations of any of the Companies;

(o)               no Company has issued, sold or otherwise disposed of any of its Ownership Interests, or granted any Ownership Interests, including any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its Ownership Interests;

(p)               no Company has (i) made any settlement of or compromised any Tax liability, adopted, changed or revoked any Tax election or Tax method of accounting, made any new Tax election or adopted any new Tax method of accounting; (ii) surrendered any right to claim a refund of Taxes; (iii) consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment; (iv) amended any Tax Return or entered into any closing agreement related to Taxes; or (v) taken any other action that would have the effect of increasing the Tax liability of any Company for any Tax period (or portion thereof) beginning after the Closing Date;

(q)               no Company has declared, set aside or paid any dividend or made any distribution with respect to its Ownership Interests (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its Ownership Interests or split, combined or reclassified any of its Ownership Interests;

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(r)                except as part of the requirements of the Closing, no Company has discharged or satisfied any Encumbrance or paid any liability, other than current liabilities paid in the Ordinary Course of Business;

(s)                except as required by applicable Law, no Company has adopted or terminated or made any amendment or modification to any Plans;

(t)                 no Company has taken any action outside of the Ordinary Course of Business, except for actions explicitly permitted or required by this Agreement; and

(u)               no Seller nor any Company has committed or agreed (in writing or otherwise) to take any of the actions described in this Section 4.8.

4.9              Real Property and Assets.

(a)               Schedule 4.9(a) is a true, correct and complete list of (i) each parcel or tract of Leased Real Property and (ii) each Real Property Lease. None of the Companies owns, or has ever owned any real property. The Real Property constitutes all of the real property leased, subleased, licensed, used, operated, occupied or otherwise held (whether or not occupied, and including any leases or other occupancy agreements for which any Company remains liable) by any Company.

(b)               There are no parties in possession of the Real Property other than the Companies, and, except as set forth on Schedule 4.9(b), none of the Real Property Leases have been assigned in whole or in part, nor has the Real Property (or any portion thereof) been subleased. There is no default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) by any party under any Real Property Lease.

(c)               The conduct of the business and operations of the Companies, as currently conducted, on or from the Real Property is permitted, as a legally conforming use, under all applicable zoning, building and land use laws, ordinances and codes.

(d)               No condemnation, expropriation, requisition (temporary or permanent), eminent domain or similar proceedings are currently pending with respect to all or any portion of the Real Property, nor, to Sellers’ Knowledge, are any such proceedings threatened or contemplated.

(e)               Schedule 4.9(e) sets forth each Encumbrance (other than Permitted Encumbrances) on (i) the Real Property and (ii) the equipment (including vehicles) and other tangible assets and properties (including Company IT Assets and office furniture) used or held for use by any Company, located on its premises, or included in the Latest Financial Statements or acquired after the date thereof (collectively with the Real Property, the “Assets”) and, except as set forth on Schedule 4.9(e), each Company has good and marketable title to, or a valid leasehold interest in, the Assets, free and clear of any Encumbrances (other than Permitted Encumbrances).

(f)                The Assets, taken as a whole (i) are adequate and suitable for their present and intended uses, and are in reasonably good condition and repair, normal wear and tear excepted and (ii) are not in need of maintenance or repairs except for ordinary and routine maintenance and repairs that are not material in nature or cost.

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(g)               The Assets are sufficient for the continued conduct of the business and operations of the Companies after the Closing by Buyer and the Companies in substantially the same manner as conducted prior to the Closing and constitute all of the rights, properties, and assets of every type and description, whether real or personal, tangible or intangible, necessary to conduct the business and operations of the Companies as currently conducted.

(h)               In the last twelve (12) months, no Real Property has been damaged by fire or other casualty.

4.10           Accounts Receivable. All notes and accounts receivable of each Company are reflected properly on its books and records, are valid, have arisen from bona fide transactions in the Ordinary Course of Business, and, to Sellers’ Knowledge, are not subject to any defense or offset. All such notes and accounts receivable are, to Sellers’ Knowledge, collectible at the amounts shown, subject to any allowance for uncollectibles reflected in the Financial Statements.

4.11            Taxes.

(a)               Each Company has (i) timely filed (or has had timely filed on its behalf) all Tax Returns required to be filed by or with respect to such Company and each such Tax Return is true, correct and complete in all material respects; (ii) timely and properly paid (or has had paid on its behalf) in full all Taxes owed by such Company or for which such Company may be liable that are or have become due; (iii) established on the Latest Financial Statements consistent with past practices, reserves that are adequate for the payment of any Taxes not yet due and payable; and (iv) satisfied in full in all respects all Tax withholding and deposit requirements imposed on or with respect to such Company.

(b)               There are no Encumbrances for Taxes upon any asset of any Company, except for current period Taxes not yet due and payable.

(c)               There is no claim against any Company for any Taxes, and no assessment, deficiency, or adjustment has been proposed, asserted or threatened with respect to any Taxes or Tax Returns of or with respect to any Company.

(d)               No Tax audits, requests for information, proposals to assess, assessments, reassessments, actions, suits, investigations or administrative or judicial proceedings are being conducted, pending or, to Sellers’ Knowledge, threatened with respect to any Company, nor are any matters under discussion with any Governmental Entity relating to Taxes.

(e)               No claim has been made by a Governmental Entity in a jurisdiction where any Company does not file a Tax Return that such Company is or may be subject to taxation in such jurisdiction.

(f)                There is not in effect any extension of time with respect to the due date for the filing of any Tax Return of or with respect to any Company or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to any Company.

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(g)               None of the property of any Company is held in an arrangement that is a partnership for U.S. federal Tax purposes.

(h)               No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) adjustment under either Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) by reason of a change in method of accounting or otherwise on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transaction or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law) entered into or created on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; (v) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date; (vii) election pursuant to Section 108(i) of the Code made on or prior to the Closing Date, (viii) Tax credit or deduction claimed or made in a Pre-Closing Date Tax Period, or (ix) elections, designations or similar filings pursuant to the Tax Act made in a Pre-Closing Date Tax Period.

(i)                 All income, sales (including goods and services and provincial, territorial or state sales) and tax liabilities of the each Company has been assessed by the relevant Taxing Authority and notices of assessment have been issued to the respective Company by the relevant Taxing Authority for all taxation years or periods ending prior to and including the taxation year or period ended December 31, 2020.

(j)                 Each Company has withheld the amount of all Taxes and other amounts required under any applicable Tax legislation to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited by it to or for the account or benefit of any Person, including any employees, officers or directors and any non-resident Person) and has duly remitted paid the same to the appropriate Taxing Authority before the date of this Agreement within the time prescribed under any applicable Tax legislation.

(k)               Each Company has duly and timely complied with all registration, reporting, collection and remittance requirements in respect of all Tax legislation pertaining to sales or transfer Taxes, including goods and services tax, provincial, territorial state, or foreign sales taxes. The Companies have only claimed input tax credits to which they are rightfully entitled under the relevant Tax legislation and have provided to Buyer all invoices, purchase orders, and all those other documents as are necessary to report any claim for input tax credits or refunds claimed or to be claimed with respect to goods and services or any analogous Taxes imposed pursuant to any Tax legislation.

(l)                 ChizComm Canada has not made an “excessive eligible dividend election” as defined in subsection 89(1) of the Tax Act in respect of any dividend paid or deemed by any provision of the Tax Act to have been paid on any class of shares of its capital.

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(m)             ChizComm Canada has not made a capital dividend election under subsection 83(2) of the Tax Act in an amount which exceeds the amount in its capital dividend account at the time of such election.

(n)               There are no circumstances existing which could result in the application of sections 78 or 80 to 80.04 of the Tax Act or any analogous provision of any comparable Tax Legislation of any jurisdiction to ChizComm Canada.

(o)               Neither Company has, nor has ever been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. For all transactions between a Company, on the one hand, and any non-resident Person with whom such Company was not dealing at arm’s length, for the purposes of the Tax Act, on the other hand, such Company has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

(p)               At no time in the sixty (60) months prior to the Closing has more than fifty percent (50%) of the fair market value of any shares of either Company been derived, directly or indirectly, from one or any combination of:

(i)              real or immovable property situated in Canada;

(ii)             Canadian resource properties (as defined in the Tax Act);

(iii)            timber resource properties (as defined in the Tax Act); and

(iv)            options in respect of, or interests in, or for civil law rights, in property described in any of (i) to (iii) above, whether or not the property exists.

(q)               No Company is a party to or bound by any Tax allocation, sharing or indemnity agreements or arrangements.

(r)                No Company has any liability for the Taxes of any other Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provisions of state, local or foreign Tax law), or as a transferee or successor, or by contract or otherwise. No Company has been a member of a Consolidated Group filing for federal or state income Tax purposes.

(s)                No Company has entered into any agreement or arrangement with any Taxing Authority that requires such Company to take any action or to refrain from taking any action. No Company is a party to any agreement with any Taxing Authority that would be terminated or adversely affected as a result of the transactions contemplated by this Agreement.

(t)                No Company has participated (within the meaning of Treasury Regulations § 1.6011-4(c)(3)) in any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b) (and all predecessor regulations).

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(u)               There is no material property or obligation of any Company, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws.

(v)               No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect any Company.

(w)             All of the property of each Company that is subject to property Tax has been properly listed and described on the property Tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of any Company’s property constitutes omitted property for property Tax purposes.

(x)               No Company is subject to Tax in any jurisdiction, other than the country in which it is organized, by virtue of having, or being deemed to have, a permanent establishment, fixed place of business or similar presence. All payments by, to or among any Company and its Affiliates comply with all applicable transfer pricing requirements imposed by any Governmental Entity, and Sellers have made available to Buyer accurate and complete copies of all transfer pricing documentation prepared pursuant to Treasury Regulation Section 1.6626 (or any similar foreign statutory, regulatory, or administrative provision) by or with respect to the Companies.

(y)               Each Company is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a Taxing Authority, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(z)               Each Company is, and has been since its formation, properly classified for U.S. federal income tax purposes as a corporation.

4.12            Intellectual Property.

(a)               Schedule 4.12(a) contains a complete and correct list of all (i) patents and patent applications, (ii) registered trademarks, service marks, trade names, logos, trade dress, and slogans and applications to register any of the foregoing, (iii) registered copyrights and applications for copyright registrations and (iv) domain name registrations owned by or exclusively licensed to any of the Companies. “Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (A) utility models, supplementary protection certificates, patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, and reissues thereof; (B) trademarks, service marks, trade names, slogans, domain names, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof (including all goodwill associated with the foregoing); (C) copyrights, moral rights, database rights, other rights in works of authorship and registrations and applications for registration of the foregoing; and (D) trade secrets, know-how, and rights in confidential information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable. The term “Company Intellectual Property” means all Intellectual Property used or held for use in or necessary for the business of any of the Companies as currently conducted and as currently proposed to be conducted. Each Company either (x) owns all Company Intellectual Property, free and clear of all Encumbrances, or (y) has a valid contractual right to use the Company Intellectual Property in such Company’s business as currently conducted or currently proposed to be conducted.

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(b)              All registrations for Intellectual Property required to be identified in Section 4.12(a) are active and unexpired, and all pending applications to register any Intellectual Property so identified are in good standing and none has lapsed, expired or been abandoned.

(c)               The Company Intellectual Property is valid and enforceable and, no action is pending or, to Sellers’ Knowledge, is threatened that challenges the validity, use, enforceability, registration or ownership of any of the Company Intellectual Property. To Sellers’ Knowledge, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property owned by or exclusively licensed to any of the Companies. No Company has brought any enforcement action or otherwise sought to enforce against any third party any rights in the Company Intellectual Property.

(d)               The business of the Companies as currently conducted does not and will not infringe, misappropriate or otherwise violate any Intellectual Property of any Person. None of the Companies has received any communications alleging that such Company has infringed, misappropriated or violated or, by conducting the business as currently conducted, would infringe, misappropriate or violate any Intellectual Property of any Person.

(e)               The Companies have used commercially reasonable efforts to protect and maintain the confidentiality of all trade secrets owned by or licensed to the Companies.

(f)                All Company Intellectual Property will continue to be owned by or licensed to the Companies on identical terms and conditions immediately following the consummation of the transactions contemplated by this Agreement as are in effect immediately prior to such consummation.

(g)               The Companies have sufficient rights to use all computer software and systems and information technology equipment (including network equipment, printers and other hardware) (“IT Assets”) used or held for use in connection with the operation of the business as currently conducted (the “Company IT Assets”). In the past six (6) years, there has been no material failure, material substandard performance, breach of or unauthorized access to any Company IT Assets or the IT Assets of the Companies’ independent contractors that has caused any material disruption to the business of the Companies or resulted in any unauthorized disclosure of or access to any data owned, collected, processed, stored, transferred or controlled by the Companies.

(h)               No current or former owner, director, officer, employee or consultant of any Company will, after giving effect to each of the transactions contemplated by this Agreement, own or retain any ownership rights in or to, have the right to receive any royalty or other payment with respect to, any of the Company Intellectual Property owned by any Company.

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4.13            Data Privacy.

(a)               In connection with its collection, storage, processing, transfer (including any transfer action across national borders) or use of any Personal Information from any individuals, including any existing or prospective customers, users or subscribers, any employees or other third parties, each Company is and has been in material compliance with (i) all applicable Laws and industry standards in all relevant jurisdictions, including but not limited to targeted advertising, and opt-out requirements for digital advertising, and the Payment Card Industry – Data Security Standard, (ii) such Company’s privacy policies and (iii) the requirements of any Contracts or codes of conduct to which such Company is bound by or is a party to.

(b)               Each Company has sufficient physical, technical, organizational and administrative security measures and policies in place to protect all Personal Information, collected by it or on its behalf, from and against unauthorized access, use or disclosure. To the extent required by applicable Laws or industry standards, each Company requires all third parties to which it provides or will provide Personal Information or access thereto to maintain the privacy and security of such Personal Information, including by contractually obligating such third parties to protect such Personal Information from unauthorized access by or disclosure to any unauthorized third parties.

(c)               None of the Companies has provided or been legally required to provide any notices to data owners or Governmental Entities in connection with an unauthorized disclosure, use or access of or to any of Personal Information.

(d)               Each Company has at all times complied in all material respects with applicable Laws relating to Personal Information and Anti-Spam Laws.

(e)               No administrative or judicial investigations or proceedings are being conducted, pending or, to Sellers’ Knowledge, threatened with respect to any Company under any Laws relating to Personal Information or any Anti-Spam Laws.

4.14           Material Contracts.

(a)               Schedule 4.14 lists by category the following Contracts to which any Company is a party or subject or by which it is bound (the “Material Contracts”):

(i)              all Contracts or group of related Contracts with the same party that can reasonably be expected to result in aggregate payments by the Companies of more than $100,000 during the remainder of the current or any subsequent calendar year or $200,000 in the aggregate over the term of such Contract or group of related Contracts (based solely on the terms thereof, without regard to any expected increase in payments);

(ii)             all Contracts or group of related Contracts with the same party that can reasonably be expected to result in aggregate revenues to the Companies of more $100,000 during the remainder of the current or any subsequent calendar year or $200,000 in the aggregate over the term of such Contract or group of related Contracts (based solely on the terms thereof, without regard to any expected increase in revenues);

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(iii)            all Real Property Leases and all leases of personal property (excluding any personal property lease with aggregate annual payments of $75,000 or more);

(iv)            all Contracts for capital expenditures in excess of $50,000;

(v)             all Contracts relating to Indebtedness or to mortgaging, pledging or otherwise placing an Encumbrance on any of the assets of any Company or guaranteeing any of the same;

(vi)            all other Contracts in which the aggregate obligation of any Company exceeds $100,000;

(vii)           all Contracts that have a “change in control” clause;

(viii)          all joint venture, acquisition and partnership agreements and other agreements relating to the acquisition by any Company of any operating business or the Ownership Interests of any other Person;

(ix)             all Contracts in excess of $50,000 with customers, users, subscribers, vendors or any other Person for the sharing of fees, the rebating of charges or purchase price or other similar arrangements;

(x)              all Contracts containing covenants pertaining to the right to compete and obligation not to compete in any line of business or similarly restricting the ability of any Company to conduct business with any Person or in any geographical area;

(xi)             Contracts pursuant to which Intellectual Property that is material to the business and operations of the Companies or involves consideration in excess of $50,000 is licensed to or by the Companies (other than license agreements for unmodified “off-the-shelf” software on generally standard terms and conditions involving total consideration of less than $10,000);

(xii)            all collective bargaining agreements, collective agreements, or other Contracts with any labor union or similar employee representative to which any Company is a party or by which any Company is bound;

(xiii)           to the extent such Contracts have not been fully performed by any Company as of the Closing Date, all employment agreements, consulting, retention, change in control or severance arrangements and all other Contracts, including indemnification agreements, with any current or former officer, director, Business Employee, consultant, Independent Contractor, agent or representative of any Company, including any contract with any staffing, leasing agency, professional employer organization or other Person providing services to any Company; and

(xiv)           all Contracts regarding the terms under which any Company leases or otherwise contracts for the services of any Business Employees.

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(b)               The Companies have delivered to Buyer true, complete and correct copies of each Material Contract (including any amendments or modifications thereto). Each Material Contract is valid and binding, currently in force and enforceable in accordance with its terms, subject to the Remedies Exception. The applicable Company party to each Material Contract, and to Sellers’ Knowledge, each other party to each Material Contract, has performed in all material respects all obligations required to be performed by it in connection with each such Material Contract. No Company has received any notice of any claim of default by any Company under or termination of any Material Contract. No Company has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract, and there is no breach, anticipated breach or default by any Company or, to Sellers’ Knowledge, any other party to any Material Contract.

4.15            Litigation. Schedule 4.15 sets forth all Litigation that is pending or, to Sellers’ Knowledge, threatened (a) against or by any Company or (b) that relates to the Equity Interests or the business or the ownership or operation of the assets of any of the Companies. Except as set forth on Schedule 4.15, since the Last Fiscal Year End, neither any Company nor any Seller has settled or received a final judgment concerning any Litigation (x) against or by any Company or (b) that relates to the Equity Interests or the business or the ownership or operation of the assets of any of the Companies. No Company is subject to any outstanding Order.

4.16            Insurance. Schedule 4.16 sets forth a true, correct and complete list of all insurance policies that are maintained by or cover any Company or any material aspect of the business or operations of any of the Companies or any material portion of the assets of any of the Companies. All premiums due and payable under all such insurance policies have been paid and all such insurance policies are in full force and effect on their current terms in accordance with their terms and, except as set forth on Schedule 4.16, will continue to be in full force and effect after the Closing.

4.17           Compliance with Laws; Governmental Authorizations.

(a)               Each Company is, and for the last three (3) years has been, in material compliance with all applicable Laws and Orders, including Canadian Securities Laws. No Company is subject to any investigation or Claim that, if decided against any Company, would materially adversely affect the ongoing business or reputation of any Company as a business engaged in marketing and media involving minors. No Company is relying on any exemption from or deferral of any Law, Order or Governmental Authorization that would not be available to it after the Closing.

(b)               Each Company has in full force and effect all material Governmental Authorizations necessary to conduct the business and own and operate the Assets (including licenses, permits, authorizations, franchises, and certificates) of such Company. Schedule 4.17(b) lists each material Governmental Authorization held by any Company and identifies any such Governmental Authorization which has a “change in control” clause. Each Company has complied in all material respects with all applicable Governmental Authorizations. All material Governmental Authorizations are renewable by their terms or in the Ordinary Course of Business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. No Person other than the Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Governmental Authorizations which the Companies own, possess or use in the operation of their business as now or previously conducted.

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4.18           Environmental Matters.

(a)               Except as set forth on Schedule 4.18(a), each Company and the Real Property are, and during the five (5) years prior to the Closing Date have been, in material compliance with all applicable Environmental Laws.

(b)               Except as set forth on Schedule 4.18(b), each Company has obtained, maintained in full force and effect, and is and during the five (5) years prior to the Closing Date has been in material compliance with the terms of all Governmental Authorizations, permits, licenses, certificates of compliance, approvals and other authorizations required under Environmental Laws necessary to conduct the business and operations of any of the Companies.

(c)               Except as set forth on Schedule 4.18(c), no Company has, within the past five (5) years, received any written notice of material violations or material liabilities arising under Environmental Laws relating to any Company or any of its facilities (including the Real Property) that remains pending or unresolved and there are no material circumstances, events or occurrences that are reasonably likely to result in the receipt of such notice. No Litigation is pending or, to Sellers’ Knowledge, threatened against any Company or relating to any of the Real Property before any Governmental Entity under any Environmental Law, and neither such Company nor any of the Real Property is subject to any Order pursuant to any Environmental Law.

(d)               Except as set forth on Schedule 4.18(d), Sellers have provided Buyer with complete and correct copies of all audits, assessments, inspections, reports, and correspondence in the possession or control of any Company and relating to material environmental matters relating to any Company or any of its facilities (including the Real Property).

4.19           Employees.

(a)               Schedule 4.19(a) lists each Business Employee and each independent contractor who provides regular services to the Company of any Company (collectively, such independent contractors are referred to as the “Independent Contractors”), and includes the following information with respect to each such individual: status (employee or Independent Contractor); position (or, for Independent Contractors, services provided), location, original hire or engagement date; employing entity; annualized salary (if paid on a salaried basis) or hourly rate of pay (if paid on an hourly basis) or any other applicable basis of compensation; status as exempt or non-exempt under the Fair Labor Standards Act or ESA; commissions and bonuses for which he or she is eligible; 2019 and 2020 short-term incentive compensation received or for which he or she is eligible; all other compensation for which he or she is eligible in 2020, vacation or paid time off days, leave status (including duration of leave and expected return to work date); accrued overtime, details of any applicable visa or work permit of any such individual; and details of any co-employment relationship. Schedule 4.19(a) identifies all Business Employees who are not employed by any Company “at will”, all Business Employees whose entitlements upon termination of entitlement are in excess of ESA minimums, and all Contracts with Independent Contractors that may not be terminated by the applicable Company without notice or penalty. The Business Employees and Independent Contractors represent the entirety of the individuals necessary to operate and manage the Companies’ business as currently operated and managed.

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(b)               Except as set forth on Schedule 4.19(b), no Company has entered into, or is negotiating any employment, consulting, severance, retention, bonus, change of control or similar Contract with any Person. The employment of each Business Employee in the United States is terminable at will by the Companies, as applicable.

(c)               To Sellers’ Knowledge, no key Business Employee or Independent Contractor of any Company and no group of Business Employees or Independent Contractors of any Company has any plans to terminate or materially alter his, her or their employment or engagement.

(d)               No wrongful dismissal, constructive dismissal, mass termination or other claim, complaint, charge or investigation that arises out of the employment relationship between any Company and its respective employees is pending or, to Sellers’ Knowledge, threatened under any applicable law.

(e)               No Company is a party to or has ever been bound by, the terms of any collective bargaining agreement, collective agreement, or any other Contract with any labor union, trade union, works council, or other representative of employees, and no such agreements are being negotiated. There are no labor disputes existing or, to Sellers’ Knowledge, threatened involving, by way of example, organizing activity, strikes, work stoppages, slowdowns, picketing or any other interference with work or production, or any other concerted action by employees of any Company and no Company has experienced any material labor difficulties during the last five (5) years. There have been no union certification or representation petitions or demands with respect to any Business Employees, Independent Contractors or former employees or contractors of any Company and, to Sellers’ Knowledge, there is no union organizing campaign or similar effort pending or threatened with respect to any Company, Independent Contractor, or Business Employee.

(f)                All Business Employees and Independent Contractors and all former employees and independent contractors of each Company have been paid in full, and as of the Closing will have been paid in full, all wages, salaries, vacation pay, overtime pay, commissions, bonuses and other compensation due and payable to such employees and contractors.

(g)               Each Business Employee and Independent Contractor of each Company is lawfully authorized to work in the United States and/or Canada, as applicable.

(h)               No Company is subject to any order, settlement or consent decree with or relating to the employment or engagement of any Business Employee, Independent Contractor or former employee or independent contractor, employee representative or other Person, including any Governmental Entity, including any order, settlement or decree relating to claims in respect of employment or labor practices and policies (including practices relating to discrimination, wage payments, recordkeeping, employment classification, occupational health and safety, accessibility, pay equity, employee taxation and remittances and immigration). No Governmental Entity has issued a judgment, order, decree or finding with respect to the labor or employment practices (including practices relating to discrimination, wage payments, recordkeeping, employment classification, occupational health and safety, accessibility, pay equity, employee taxation and remittances and immigration) of any Company.

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(i)                 Each Company is and has been throughout the six (6) year period prior to the Execution Date in compliance in all material respects with all applicable Laws and Orders relating to labor and employment, including all such Laws relating to wages, hours, equal opportunity, recordkeeping, collective bargaining, employee taxation and remittances, immigration, anti-discrimination, anti-harassment, anti-discrimination, recordkeeping, employee leave, occupational health and safety, accessibility, pay equity, withholdings and deductions, classification of independent contractors and employees, “leased employees” (within the meaning of Section 414(n) of the Code).

(j)                 Since the date that is one (1) year prior to the Execution Date, neither any Seller nor any of the Companies have taken any action that is reasonably likely to cause Buyer or the Companies to be subjected to any liability under the WARN Act or any similar state statute.

4.20           Employee Benefits.

(a)               Schedule 4.20(a) includes a true and complete list of each Plan, and each Plan has been furnished or made available to Buyer. Each Plan (other than “multiemployer plans” within the meaning and application of Section 3(37) of ERISA) and any trust intended to be exempt from U.S. federal income taxation pursuant to Section 501(c)(9) of the Code, in each case, has been documented, operated and administered, in all material respects, in compliance with its terms and applicable Laws, including, without limitation, ERISA, the Patient Protection and Affordable Care Act, the Code and the Tax Act.

(b)               Each of the Plans intended to be qualified under Section 401(a) of the Code, (i) satisfies the requirements of such Section and is so qualified, (ii) is maintained pursuant to a prototype document approved by the IRS for which a separate determination letter is not required, or has received a favorable determination letter from the IRS regarding such qualified status, (iii) has been amended to the extent required by applicable Laws and (iv) has not been otherwise amended or operated in a way which would adversely affect such qualified status.

(c)               No Plan is a “salary deferral arrangement” as defined in the Tax Act.

(d)               Each Company and each of its respective ERISA Affiliates has performed all material obligations, whether arising by operation of any Law or by contract, required to be performed by them in connection with the Plans, and there have been no material defaults or violations by any other party to the Plans.

(e)               (i) Each of the Plans has been operated and administered in all material respects in accordance with the documents and instruments governing the Plan and applicable Law, (ii) all material reports and filings with Governmental Entities required in connection with each Plan have been timely filed or furnished in accordance with applicable Law and (iii) all material disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely furnished in accordance with applicable Law.

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(f)                Neither any Company nor any of their respective ERISA Affiliates contribute to or has any obligation to contribute to, or has at any time within the last six (6) years sponsored, maintained, contributed to or had an obligation to contribute to, or have any liability with respect to, and no Plan is, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) a plan subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA, and the rules and regulations thereunder, (iv) a plan that has two (2) or more contributing sponsors at least two (2) of whom are not under common control within the meaning of Section 4063 of ERISA, (v) a “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), (vi) a “registered pension plan” (as such term is defined in Section 248(1) of the Tax Act), or (vii) a “multi-employer plan” (as such term is defined in regulation 8500(1) of the Tax Act). No Plan is funded through a trust that is intended to be exempt from federal income taxation pursuant to Section 501(c)(9) of the Code, a “health and welfare trust” as described in Canada Revenue Agency Income Tax Folio S2-F1-C1 or an “employee life and health trust” (as such term is defined in Section 248(1) of the Tax Act). Each Plan may be unilaterally amended or terminated in its entirety as of the Closing without any liability except as to benefits accrued thereunder prior to such amendment.

(g)               True, correct and complete copies of each of the Plans and related trusts and services agreements and audits, if applicable, including all amendments thereto, have been made available to Buyer. In the case of each unwritten Plan, a written description thereof that accurately describes all material provisions of that Plan, as amended to the date of this Agreement, has been provided to or made available to Buyer. There has also been furnished to Buyer, with respect to each Plan and to the extent applicable: (i) the most recent annual or other reports filed with any Governmental Entity (including Form 5500, with all applicable schedules and attachments for each Plan to which such annual report is applicable), (ii) the insurance contract or other funding arrangement and all amendments thereto, (iii) the most recent summary plan description, and all summaries of material modification thereto, (iv) the most recent determination letter, opinion letter or advisory letter issued by the IRS and (v) copies of any material notices, letters or other correspondence from any Governmental Entity. There is no Litigation, pending (other than routine claims for benefits) or, to Sellers’ Knowledge, threatened against, or with respect to, any of the Plans or their assets.

(h)               In connection with the consummation of the transaction contemplated by this Agreement, no payments, acceleration of vesting or benefits, or provisions of other rights have or will be made under this Agreement, under any agreement, plan or other program contemplated herein or under the Plans that, in the aggregate, would result in the imposition of the loss of deduction imposed under Section 280G of the Code (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5) of the Code) or the excise tax under Section 4999 of the Code, whether or not some other subsequent action or event would be required to cause such payment, acceleration, or provision to be triggered.

(i)                 No Plan provides retiree medical, retiree life insurance or other retiree fringe benefits to any person, and neither any Company nor any of their respective Affiliates is contractually or otherwise obligated (whether or not in writing) to provide any person with life insurance or medical benefits upon or after retirement or termination of employment, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code and the regulations promulgated thereunder or the ESA.

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(j)                 Each Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) complies with the requirements of Code Section 409A and the Treasury Regulations promulgated thereunder, and no service provider is entitled to a gross-up or similar payment for any Tax or interest that may be due under Sections 409A or 4999 of the Code.

(k)               No act, omission or transaction of or by any Company (or, to Sellers’ Knowledge, of any other Person) has occurred that would result in imposition on any Company, directly or indirectly, of (A) breach of fiduciary duty liability damages under Section 409 of ERISA, (B) a civil penalty assessed pursuant to Section 502 of ERISA or (C) a Tax imposed pursuant to Chapter 43 of Subtitle D of the Code.

(l)                 The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement does not and will not (either alone or upon the occurrence of any additional or subsequent events) (i) require any Company or any of its ERISA Affiliates to make a larger contribution to, or pay greater compensation, payments or benefits under, any Plan that it otherwise would in the absence of the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, (ii) create or give rise to any additional vested rights or service credits under any Plan, (iii) entitle any current or former employees, officers, directors or consultants of any Company to severance pay or any increase in severance pay (other than severance pay required by any Law), or (iv) accelerate the time of payment or vesting, funding or increase the amount of compensation or benefits due to any current or former employees, officers, directors or consultants of any Company or any of its Subsidiaries.

(m)             Neither Company, any Subsidiary of any Company or any ERISA Affiliate of any Company has at any time sponsored, maintained, contributed to or been required to maintain or contribute to, or has any actual or contingent liability under, any Plan that is a “defined benefit plan” (as defined in Section 3(35) of ERISA), a plan which is a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA), a plan that has two or more contributing sponsors at least two of whom are not under common control (within the meaning of Section 4063 of ERISA) or that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code, a plan which has a “defined benefit provision” (as such term is defined in Section 147.1(1) of the Tax Act), a plan which is “multi-employer plan” (as such term is defined in regulation 8500(1) of the Tax Act) or is otherwise a defined benefit plan. No Company has incurred any current or projected Losses in respect of and no Plan is a plan that provides post-employment or post-retirement health, medical or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code.

(n)               All employee data necessary to administer each Plan is in the possession or control of the Companies, and is complete, correct and in a form which is sufficient for the lawful administration of the Plans.

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(o)               None of the Plans requires or permits a retroactive increase in premiums or payments, and the level of insurance reserves, if any, under any insured or self-insured Plan is reasonable and sufficient to provide for all incurred but unreported claims.

4.21           Debt; Guarantees. Schedule 4.21 sets forth by category (a) all Company Indebtedness and (b) all Affiliated Indebtedness, including the aggregate amount of each category of Indebtedness, and describes by category any Encumbrances on any Assets which secure such Indebtedness. As of the Closing Date, the aggregate amount of principal and interest outstanding under the TD Bank Loan is equal to $166,442.01 and the Companies do not owe any other fees, payments, amounts or charges under or in connection with the TD Bank Loan. Except as set forth on Schedule 4.21, neither Company has any Indebtedness. Other than the PPP Loan, neither Company has applied for or received any grant, loan, forbearance or other type of relief under the CARES Act. In submitting all documentation with respect to, and accepting the proceeds of, and applying for forgiveness of, the PPP Loan, ChizComm US has provided complete and accurate information and has complied with all of the requirements of the CARES Act and applicable rules and guidance, including the eligibility and certification requirements for the PPP Loan. All such material documentation has been provided for review to Buyer. Neither Company has used any proceeds from the PPP Loan in contravention of the CARES Act and the PPP Loan remains eligible for forgiveness in full in accordance with the provisions of the CARES Act and regulations governing PPP loans.

4.22           Customers. Schedule 4.22 sets forth the fifteen (15) largest customers of the Companies (measured by aggregate billings) during (a) the fiscal year ending on the Last Fiscal Year End and (b) the twelve (12)-month period ending on the Latest Balance Sheet Date. Except as set forth on Schedule 4.22, the relationships of the Companies with such customers are good commercial working relationships and, since the Last Fiscal Year End, none of such customers has canceled, terminated or otherwise materially altered or diminished, or notified any Company in writing (or, to Sellers’ Knowledge, in any other manner) of any intention to do any of the foregoing, or otherwise threatened in writing (or, to Sellers’ Knowledge, in any other manner) to cancel, terminate or materially alter or diminish its relationship with any Company.

4.23           Affiliated Transactions. Schedule 4.23 sets forth each Contract, transaction, Indebtedness, payable, receivable or other arrangement between any Company, on the one hand, and any Seller, another Company or any of their respective Affiliates or any of their respective officers, directors or employees, on the other hand (the “Affiliated Transactions”). Except as set forth on Schedule 4.23, each Company conducts the business and operations of such Company independent from Sellers and their respective Affiliates (other than the Companies), and does not rely on Sellers or their respective Affiliates (other than the Companies) for any assets, support or services.

4.24           Bank Accounts. Schedule 4.24 sets forth (a) the name of each bank, trust company, securities or other broker or other financial institution with which any Company has an account, credit line or safe deposit box or vault, or otherwise maintains relations, (b) the name of each Person authorized by such Company to draw thereon or to have access to any safe deposit box or vault, (c) the purpose of each such account and (d) any power of attorney or other instrument to act on behalf of such Company in matters concerning its business or affairs. All such accounts, credit lines, safe deposit boxes and vaults are maintained by the applicable Company for normal business purposes and no such proxy, power of attorney or other like instrument is irrevocable.

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4.25           Anti-Bribery. Since the commencement of the operation of the business of the Companies:

(a)               No Company, or, to Sellers’ Knowledge, any of its directors, officers, Business Employees, agents or representatives (i) has taken any action, or has failed to take any action, directly or indirectly, that would result in a violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), the Corruption of Foreign Public Officials Act, as amended (the “CFPO”), or any analogous anticorruption Laws applicable to such Company or (ii) has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to any Government Official or any other person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (A) influencing any act or decision of a Government Official, including a decision to fail to perform official functions, (B) inducing any Government Official to do or omit to do any act in violation of the lawful duty of such official, or (C) inducing any Government Official to use influence with any Governmental Entity in order to assist such Company in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.

(b)               Each Company has conducted the business and operations of such Company in compliance with the FCPA, the CFPO and other applicable anticorruption Laws. No Litigation or investigation by or before any Governmental Entity involving any Company, with respect to the FCPA, the CFPO or other applicable anticorruption Laws is pending or, to Sellers’ Knowledge, threatened. No civil or criminal penalties have been imposed on any Company with respect to violations of the FCPA, the CFPO or any other applicable anticorruption Laws nor have any disclosures been submitted by any Company to the U.S. Government or any other Governmental Entity with respect to violations of the FCPA, the CFPO or any other applicable anticorruption Laws.

(c)               The business and operations of the Companies have been conducted in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering Laws of all jurisdictions in which each Company operates, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Entity (collectively, the “Money Laundering Laws”). No Litigation by or before any Governmental Entity involving any Company under any Money Laundering Laws is pending or, to Sellers’ Knowledge, threatened.

4.26           Marketing Rights. None of the Companies has granted rights to develop, distribute, license, market or sell its products or services to any Seller or any third party and is not bound by any Contract that affects such Company’s exclusive right to develop, distribute, license, market or sell its products or services.

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4.27           Terms of Service. Set forth on Schedule 4.27 are the standard terms under which each Company provides products and services to its customers, users and subscribers. Except as set forth on Schedule 4.27, no customers, users or subscribers are entitled to or benefit from any service level or performance guarantees or any warranties with respect to the products and services provided by any of the Companies. In addition, except as set forth on Schedule 4.27, no customers, users or subscribers are entitled to any material refunds, credits or rights of set-off with respect to any products or services provided by any of the Companies.

4.28           Immigration Matters. Each Company has used commercially reasonable efforts to comply with all immigration Laws applicable to (a) such Company’s employment of non-United States citizens (including all documentary and record-keeping requirements) to perform and provide services related to such Company’s business within the United States or (b) such Company’s employment of non-Canadian citizens (including all documentary and record-keeping requirements) to perform and provide services related to such Company’s business within Canada, as applicable. No monetary penalties have been assessed or threatened against any of the Companies for violation of any applicable immigration Laws.

4.29          Availability of Documents. Sellers have made available to Buyer true, correct and complete copies of the items referred to in the Schedules referenced in Article III and this Article IV (and in the case of any items not in written form, a written description of all material facts relating thereto or material terms thereof).

4.30           Competition Act. Neither (a) the aggregate value of the assets in Canada that are owned by the Companies, nor (b) the gross revenues from sales in or from Canada generated from the assets in (a), exceed C$85,000,000, each of (a) and (b) being determined in accordance with the Competition Act (Canada) and the Notifiable Transactions Regulations thereunder.

4.31           Investment Canada Act. None of the Companies is engaged in (i) any of the activities of a “cultural business” as that term is defined in subsection 14.1(6) of the Investment Canada Act (Canada) or (ii) any business activity prescribed in Schedule IV of the Investment Canada Regulations promulgated under the Investment Canada Act (Canada).

4.32           Securities Matters. ChizComm Canada is a “private issuer” for purposes of National Instrument 45-106, Prospectus Exemptions. No Company is in default under Canadian Securities Laws.

4.33           Officers and Directors. Schedule 4.33 sets forth a true, complete and correct list of the officers and directors (or similar positions) of each Company and each Subsidiary of such Company.

4.34           Disclosure. No representation or warranty or other statement made by any Seller in this Agreement, the Schedules referenced in Article III and this Article IV or supplements thereto, the other Transaction Documents or any certificate delivered by a Seller or any Company pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

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V.                Representations and Warranties of Parent, US Sub and Canada Sub

Each of Parent, US Sub and Canada Sub represents and warrants to Sellers that the statements contained in this Article V are true, correct and complete as of the Closing Date. The Schedules referred to in this Article V will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Article V.

5.1              Incorporation; Power and Authority.

(a)               Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Nevada, with all necessary power and authority to execute, deliver and perform this Agreement.

(b)               US Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of New Jersey, with all necessary power and authority to execute, deliver and perform this Agreement.

(c)               Canada Sub is a corporation duly organized, validly existing and in good standing under the Laws of the Province of Ontario, with all necessary power and authority to execute, deliver and perform this Agreement.

5.2              Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Parent, US Sub and Canada Sub has been duly and validly authorized by all necessary corporate or limited liability company action, as applicable. This Agreement and each other Transaction Document to which Parent, US Sub or Canada Sub is or will be a party have been or will be duly executed and delivered by Parent, US Sub and Canada Sub, as applicable, and, assuming this Agreement and such other Transaction Document constitute the valid and binding obligations of the other parties hereto and thereto, constitutes or will, upon Parent’s, US Sub’s and/or Canada Sub’s execution and delivery, constitute the valid and binding obligation of each of Parent, US Sub and Canada Sub, as applicable, enforceable against it in accordance with its terms, subject to the Remedies Exception.

5.3             No Breach; Consents. The execution, delivery and performance of this Agreement and each other Transaction Document to which Parent, US Sub and/or Canada Sub will be a party by Parent, US Sub and/or Canada Sub, as applicable, does not and will not (a) contravene any provision of the Organizational Documents of Parent, US Sub or Canada Sub; (b) violate or conflict with any Law, Order or Governmental Authorization; (c) conflict with, result in any breach of any of the provisions of, constitute a default (or any event which would, with the passage of time or the giving of notice or both, constitute a default) under, result in a violation of, increase the burdens under, result in the termination, amendment, suspension, modification, abandonment or acceleration of payment (or any right to terminate) or require a Consent, including any Consent under any Contract or Governmental Authorization that is either binding upon or enforceable against Parent, US Sub or Canada Sub; or (d) require any Governmental Authorization.

5.4              Brokerage. No Person will be entitled to receive any brokerage commission, finder’s fee, fee for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Buyer for which Sellers are or could become liable or obligated.

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5.5              Securities. Buyer is acquiring the Equity Interests hereunder for investment, solely for Buyer’s own account and not with a view to, or for resale in connection with, any distribution or other disposition thereof in violation of the Securities Act or any applicable state securities Law. Buyer acknowledges that none of the Equity Interests may be resold in the absence of registration, or the availability of an exemption from such registration, under the Securities Act or any applicable state securities Law. Buyer is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Equity Interests.

VI.             Agreements of Sellers

6.1              Intentionally Omitted.

6.2              Intentionally Omitted.

6.3              Non-Competition; Non-Solicitation.

(a)               For a period of three (3) years from the Closing Date, no Seller shall, directly or indirectly on behalf of such Seller or on behalf of any other Person, (i) conduct or engage in, or assist any other Person in conducting or engaging in, a business in the United States or Canada, which is the same as or substantially similar to the Business as currently conducted or currently proposed to be conducted by any of the Companies, including as a stockholder, consultant, partner, joint venturer, owner, lender, beneficiary, principal, member, director, manager, officer, employee or in any other capacity, of any Person that is conducting such business, (ii) solicit or induce or participate in any way in the solicitation or inducement of any individual who is or was, at any time during the preceding twelve (12)-month period, an officer, employee, consultant or contractor (including the Independent Contractors) of any Company to (A) terminate or otherwise alter his or her employment or relationship with such Company or (B) offer employment to or hire or engage any such individual, (iii) solicit the business of, or trade with, any Person that is (or was at any time during the preceding twelve (12)-month period) a customer of any Company with respect to the services provided by such Company for the purpose of engaging in the Business, (iv) induce, or otherwise solicit, any customers with whom any Company has done business at any time during the preceding twelve (12)-month period to terminate or otherwise curtail or impair their business relationship with such Company or (v) except as required by applicable Law, make, publish, communicate or take any action, or cause or induce or encourage any Person to make, publish, communicate or take any action, to disparage or otherwise make any negative comments about Buyer, any of the Companies or any of their respective Affiliates or their respective direct or indirect officers, directors, employees, equityholders, agents, consultants, contractors, products or services.

(b)               Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit a Seller from purchasing and holding as a passive investment less than one percent (1%) of any class of the issued and outstanding and publicly traded (on a recognized national or regional securities exchange or in the over-the-counter market) security of any corporation, partnership or other business entity that conducts a business in competition with the Business, Buyer or any of the Companies.

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(c)               Each Seller agrees to the covenants contained in this Section 6.3 in partial consideration for the Purchase Price set forth in Article II. Each Seller agrees that any Claim for breach of this Section 6.3 against such Seller may be brought by Buyer or any of its Affiliates.

(d)               Each Seller acknowledges and agrees that the covenants contained in this Section 6.3 are fair and reasonable in all respects and of a special unique character which gives them particular value and exist in order to protect Buyer’s investment in the Business and the Equity Interests purchased under this Agreement, including the protection of the goodwill transferred by Sellers herewith and the protection of the confidential and proprietary information of the Companies, and that Buyer would not have entered into this Agreement without such covenants being made. However, if any such covenants shall be determined by any court to be invalid by reason of their duration, geographical scope, or any other scope, as the case may be, the Parties intend for the covenants to be modified by the court, and expressly request that the court make such modification, so that such covenants shall be reduced to the longest duration or greatest geographic scope, or both, which will cure such invalidity. By agreeing to this contractual modification prospectively at this time, the Parties intend to make this provision enforceable under the law or laws of all applicable States and other applicable jurisdictions so that the entire agreement not to compete and this Agreement as prospectively modified shall remain in full force and effect and shall not be rendered void or illegal. Each Seller further acknowledges that monetary damages alone will not be an adequate remedy for any breach of any of the covenants contained in this Section 6.3, and accordingly, such Seller expressly agrees that, in addition to all other remedies which Buyer or its Affiliates may have at law and equity, they shall be entitled to injunctive relief, both preliminary and permanent, in any court of competent jurisdiction.

6.4              Use of Certain Names. Within sixty (60) days following the Closing, the Sellers shall and shall cause their Affiliates to cease using the terms “ChizComm” and “Beacon Media Group” and any other word, expression or identifier of source confusingly similar thereto or constituting an abbreviation, derivation or extension thereof (the “Company Marks”), including removing, or causing to be removed, all such names, marks or logos from wherever they may appear on a Seller’s assets and disposing of any unused stationery and literature of the Sellers bearing the Company Marks, and thereafter, Sellers shall not, and shall cause their respective Affiliates not to, use the Company Marks or any other logos, trademarks, trade names similar thereto or other Intellectual Property belonging to a Company or any Affiliate thereof (including Buyer), and each Seller acknowledges that it, and its Affiliates have no rights whatsoever to use such Intellectual Property; provided, however, nothing in this Section 6.4 prevents Sellers from using the Company Marks (a) in a neutral, non-trademark manner (e.g., to describe their historical relationship to the Companies) or (b) to the extent required by applicable Law in legal or business documents already in existence on the Closing Date.

6.5              PPP Forgiveness. From and after the Closing, neither Company nor Buyer shall take any action with respect to the PPP Loan forgiveness application, without the prior written consent of Sellers (such consent not to be unreasonably conditioned, withheld or denied), nor take any action that would adversely affect the forgivability of the PPP Loan.

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VII.          Agreements of Buyer

7.1              Books and Records, Access After the Closing Date. Buyer will hold all the books and records of the Companies existing on the Closing Date in accordance with Buyer’s retention policies in effect from time to time for a period of not less than three (3) years from the Closing Date. After the Closing Date, (a) Buyer will afford Sellers and their respective accountants and counsel, during normal business hours, upon reasonable request, full access to the books and records of the Companies to the extent required in order to prepare Sellers’ Tax Returns and (b) Buyer will make available to each Seller upon written request and at the expense of such Seller, but consistent with Buyer’s reasonable business requirements, reasonable assistance of any of the Companies’ personnel whose assistance or participation is reasonably required by such Seller, in anticipation of, or preparation for, existing or future litigation or other matters in which such Seller is involved related to the Companies.

7.2              Employment Matters.

(a)               Buyer agrees that each Business Employee who continues to be on the payroll of a Company at the Closing Date (each, a “Continuing Employee”) will be provided with initial compensation and benefits that includes (i) base salary or base regular hourly wage plus target cash bonus opportunities that are, in the aggregate, no less favorable than the base salary or base regular hourly wage plus target cash bonus opportunities, in the aggregate, provided by such Company or any of its Subsidiaries, as applicable, to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits (including defined contribution retirement and Welfare Benefits) that are substantially comparable in the aggregate to the benefits provided by such Company to such Continuing Employees immediately prior to the Closing Date.

(b)              Notwithstanding the foregoing, nothing contained herein is intended to (i) be treated as an amendment of any particular Plan, (ii) give any third party any right to enforce the provisions of this Section 7.2 or (iii) prevent Buyer, any Company, or any of their Affiliates from (A) amending or terminating any particular benefit plan or (B) terminating the employment of any particular employee.

7.3              Release of TD Bank Loan Guarantees. As promptly as reasonably practicable following the Closing Date, Buyer shall use commercially reasonable efforts to obtain, or cause to be obtained, replacements for, or terminations of, personal guarantees provided by Harold Aaron Chizick and Jennifer Mara Chizick to The Toronto-Dominion Bank in connection with the TD Bank Loan and shall provide evidence thereof to Sellers promptly after obtaining such replacements or terminations. From and after the Closing, subject to Section 10.1, Buyer shall indemnify and hold Harold Aaron Chizick and Jennifer Mara Chizick harmless from and against any action taken against such personal guarantees by the holder thereof.

VIII.       Conditions to Closing

8.1              Conditions of Sellers to Closing. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject, at the option of Sellers, to the fulfillment by Buyer, or waiver in writing by Sellers on or prior to Closing of each of the following conditions:

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(a)               The representations and warranties set forth in Article V to the extent qualified by “material,” “materiality” or other terms of similar import or effect shall be true and correct in all respects, and all representations and warranties set forth in Article V not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though then made (without giving effect to any disclosures made after the Execution Date), in each case, except where the failure to be so true and correct has not had and would not reasonably be expected to have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)               Buyer shall have performed and complied with in all material respects all of its covenants and agreements required to be performed or complied with by it under this Agreement prior to the Closing Date.

(c)               Absence of Litigation. There shall not be (i) any Order of any nature issued and directing that the transactions contemplated by this Agreement not be consummated in a manner contemplated by this Agreement or (ii) any Litigation, pending or threatened in writing, by or before any Governmental Entity with respect to the transactions contemplated by this Agreement.

(d)               Closing Deliverables. Buyer shall have delivered (or shall be ready, willing and able to deliver at Closing) to Sellers the documents and other items required to be delivered by Buyer under Section 2.6.

8.2              Conditions of Buyer to Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the fulfillment by Sellers or waiver in writing by Buyer on or prior to Closing of each of the following conditions:

(a)               Representations and Warranties. (i) The representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations) to the extent qualified by “material,” “materiality” or other terms of similar import or effect shall be true and correct in all respects, and all representations and warranties set forth in Article III and Article IV (other than the Fundamental Representations) not so qualified shall be true and correct in all material respects, at and as of the Closing Date as though then made (without giving effect to any disclosures made after the Execution Date); and (ii) the Fundamental Representations shall be true and correct in all respects as of the Closing Date as though then made (without giving effect to any disclosures made after the Execution Date).

(b)               Covenants. Each Seller shall have performed and complied with in all material respects all of such Seller’s covenants and agreements required to be performed or complied with by such Seller under this Agreement prior to the Closing Date.

(c)               Absence of Material Adverse Effect. There shall not have occurred a Material Adverse Effect.

(d)               Absence of Litigation. There shall not be (i) any Order of any nature issued and directing that the transactions contemplated by this Agreement not be consummated in a manner contemplated by this Agreement or (ii) any Litigation, pending or threatened in writing, by or before any Governmental Entity with respect to the transactions contemplated by this Agreement.

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(e)               Closing Deliverables. Sellers shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Sellers under Section 2.5.

IX.             Termination

9.1              Right to Terminate. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing by mutual written consent of each of the Parties.

X.                Indemnification

10.1          Indemnification by Sellers.

(a)               Subject to the limitations herein, Sellers agree to indemnify, defend and hold harmless Parent, US Sub, Canada Sub, each Company, their respective Affiliates (other than Sellers) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively, the “Buyer Indemnified Parties”) against any Loss arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties contained in Article III or IV or any closing certificate delivered by or on behalf of Sellers pursuant to this Agreement, (ii) any breach of any of the covenants or other agreements of any Seller contained in this Agreement and all Exhibits hereto or (iii) the Retained Liabilities (clauses (i) through (iii), collectively “Buyer Losses”); provided, that, notwithstanding anything to the contrary set forth in this Agreement, each Seller’s liability for any Buyer Loss shall be limited to such Seller’s Pro Rata Share of such Buyer Loss, regardless of which Seller is at fault.

(b)               Sellers shall have no liability as a result of a claim brought for indemnification under Section 10.1(a)(i) with respect to (i) Buyer Losses for which indemnification is provided thereunder unless such Buyer Losses exceed in the aggregate an amount equal to $120,000, (the “Deductible”), in which case Sellers shall be liable for the full amount of such Buyer Losses (subject to the other limitations set forth in this Agreement, including those set forth in clause (ii) of this Section 10.1(b) and Section 10.1(c)) in excess of the Deductible, or (ii) Buyer Losses for which indemnification is provided thereunder to the extent that indemnification payments made in respect of such Buyer Losses exceed in the aggregate an amount equal to $1,200,000 (the “Cap”), in which case Sellers shall not be liable for the portion of such Buyer Losses in excess of the Cap; provided, however, the Deductible and the Cap shall not apply to Sellers’ indemnification obligations under Section 10.1(a)(i) to the extent related to breaches of any of the Fundamental Representations or in the case of fraud or intentional misrepresentation (and no Buyer Losses arising from or relating to breaches of any of the Fundamental Representations or actions or inactions constituting fraud or intentional misrepresentation shall count towards satisfaction of the Deductible or determining whether the Cap has been reached with respect to any other Buyer Losses); and provided further, however, the Deductible shall not apply to Sellers’ breaches of any of the representations or warranties contained in Section 4.20.

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(c)               Notwithstanding anything to the contrary in this Agreement, except for Buyer Losses arising from or relating to fraud or intentional misrepresentation, in no event shall Sellers be liable for aggregate Buyer Losses arising from or relating to (i) breaches of any of the Fundamental Representations, (ii) breaches of any of the covenants or other agreements of any Seller contained in this Agreement or (iii) the Retained Liabilities in excess of the Closing Consideration.

(d)               If a Buyer Indemnified Party has a claim for indemnification under this Section 10.1, Buyer will deliver to Sellers one or more written notices of Buyer Losses (i) in the case of a breach or inaccuracy of Article III or Article IV (other than the Fundamental Representations), prior to the General Survival Date, (ii) in the case of a breach or inaccuracy of the representations and warranties contained in Section 4.11, at any time prior to thirty (30) days following the expiration of the applicable statute of limitations, and (iii) in the case of any Retained Liabilities or a breach or inaccuracy of the Fundamental Representations (other than the representations and warranties contained in Section 4.11) or a breach of any covenant or other agreement of a Seller contained in this Agreement, at any time. Sellers will have no liability for a Buyer Loss under this Section 10.1 unless the written notice required by the preceding sentence for such Buyer Loss is given by the applicable deadline. Any written notice will state in reasonable detail the basis for such Buyer Loss to the extent then known by Buyer and the nature of the Buyer Loss for which indemnification is sought, and the amount of the Buyer Loss claimed, if then known by any of the Buyer Indemnified Parties. If such written notice (or an amended notice) states the amount of the Buyer Loss claimed and Sellers notify Buyer that Sellers do not dispute the claim described in such notice or fail to notify Buyer within twenty (20) Business Days after delivery of such notice by Buyer whether Sellers dispute the claim described in such notice, the Buyer Loss in the amount specified in Buyer’s notice will be deemed admitted by Sellers, and Sellers will indemnify the applicable Buyer Indemnified Parties for such Buyer Loss in accordance with Section 10.1(e). If Sellers have timely disputed the liability of Sellers with respect to such claim, Sellers and Buyer will proceed in good faith to negotiate a resolution of such dispute for at least thirty (30) days after delivery of Sellers’ notice after which the Parties may pursue any remedies available to them under this Agreement. If a written notice does not state the amount of the Buyer Loss claimed, such omission will not preclude any Buyer Indemnified Party from recovering from Sellers the amount of the Buyer Loss with respect to the claim described in such notice if any such amount is promptly provided after it is determined. In order to assert its right to indemnification under this Article X, Buyer will not be required to provide any notice except as provided in this Section 10.1(d).

(e)               Following a Seller Liability Determination with respect to a Buyer Loss, Buyer (on behalf of the applicable Buyer Indemnified Party), shall recover such Buyer Loss in the manner set forth in Article XI.

10.2          Indemnification by Buyer.

(a)               Subject to the limitations herein, Buyer agrees to indemnify, defend and hold harmless Sellers, their Affiliates (other than the Companies) and their respective officers, directors, managers, employees, agents, representatives, members, partners and stockholders (collectively the “Seller Indemnified Parties”) against any Loss, arising from, relating to or constituting (i) any breach or inaccuracy in any of the representations and warranties of Parent, US Sub and/or Canada Sub, as applicable, contained in Article V or any closing certificate delivered by or on behalf of Buyer pursuant to this Agreement or (ii) any breach of any of the covenants or other agreements of Buyer contained in this Agreement and all Exhibits hereto (clauses (i) through (ii), collectively, “Seller Losses”).

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(b)               If a Seller Indemnified Party has a claim for indemnification under this Section 10.2, Sellers will deliver to Buyer one or more written notices of Seller Losses. Any written notice will state in reasonable detail the basis for such Seller Losses to the extent then known by Sellers and the nature of the Seller Loss for which indemnification is sought, and the amount of the Seller Loss claimed, if then known by any of the Seller Indemnified Parties. If such written notice (or an amended notice) states the amount of the Seller Loss claimed and Buyer notifies Sellers that Buyer does not dispute the claim described in such notice or fail to notify Sellers within twenty (20) Business Days after delivery of such notice by Sellers whether Buyer disputes the claim described in such notice, the Seller Loss in the amount specified in Sellers’ notice will be admitted by Buyer, and Buyer will pay the amount of such Seller Loss to Sellers (on behalf of the applicable Seller Indemnified Party). If Buyer has timely disputed its liability with respect to such claim, Buyer and Sellers will proceed in good faith to negotiate a resolution of such dispute for at least thirty (30) days after delivery of Buyer’s notice, after which the Parties may pursue any remedy available to them under this Agreement. If a written notice does not state the amount of the Seller Loss claimed, such omission will not preclude any Seller Indemnified Party from recovering from Buyer the amount of Seller Loss with respect to the claim described in such notice if any such amount is promptly provided once determined. In order to assert its right to indemnification under this Article X, Sellers will not be required to provide any notice except as provided in this Section 10.2(b).

(c)               Buyer will pay the amount of any Seller Loss to Sellers (on behalf of the applicable Seller Indemnified Party) in cash within fifteen (15) Business Days following the determination of Buyer’s liability for and the amount of a Seller Loss (whether such determination is made pursuant to the procedures set forth in this Section 10.2, by agreement between Sellers and Buyer or by Court Direction).

10.3            Third Party Action.

(a)               Buyer will give Sellers prompt written notice (a “Third Party Claim Notice”) of the commencement of any Litigation instituted by any third party for which any Buyer Indemnified Party reasonably believes that it is entitled to indemnification pursuant to Section 10.1 (any such third party action or proceeding being referred to as a “Third Party Action”). The complaint or other papers pursuant to which the third party commenced such Third Party Action will be attached to such Third Party Claim Notice. The failure to promptly deliver a Third Party Claim Notice will not affect any Buyer Indemnified Party’s right to indemnification except to the extent such failure has materially and adversely affected the applicable Seller Indemnifying Parties’ ability to defend successfully such Third Party Action

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(b)               Subject to Section 10.3(c), Sellers shall have the right and the obligation to contest and defend any such Third Party Action on behalf of the applicable Buyer Indemnified Party. Such contest and defense will be conducted by attorneys retained and paid by Sellers and reasonably satisfactory to Buyer. Any Buyer Indemnified Party will be entitled at any time, at its own cost and expense, to participate in such requested contest and defense and to be represented by attorneys of its own choosing. If a Buyer Indemnified Party elects to participate in such defense, such Buyer Indemnified Party will cooperate with Sellers in the conduct of such defense. If Sellers have been requested to contest and defend such Third Party Action, the applicable Buyer Indemnified Parties will cooperate with Sellers to the extent reasonably requested by Sellers in the contest and defense of such Third Party Action, including providing reasonable access (upon reasonable notice) to the books, records and employees of such Buyer Indemnified Party if relevant to the defense of such Third Party Action; provided, however, that such cooperation will not unduly disrupt the operations of the business of such Buyer Indemnified Party or cause such Buyer Indemnified Party to waive any statutory or common law privileges, breach any confidentiality obligations owed to third parties or otherwise cause any confidential information of such Buyer Indemnified Party to become public.

(c)               If a Buyer Indemnified Party requests that Sellers contest and defend a Third Party Action but later reasonably determines that Sellers are not adequately representing or, because of a conflict of interest, may not adequately represent any interests of the Buyer Indemnified Party at any time after requesting Sellers to do so, a Buyer Indemnified Party will be entitled to conduct its own defense and to be represented by attorneys of its own choosing, all at Sellers’ cost and expense.

(d)               Neither a Buyer Indemnified Party, on the one hand, nor Sellers on the other hand, may concede, settle or compromise any Third Party Action without the consent of the other, which consent will not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, (i) if a Third Party Action seeks the issuance of an injunction, the specific election of an obligation or similar remedy, (ii) if a Third Party Action seeks damages in excess of the amount by which a Buyer Indemnified Party is entitled to indemnification pursuant to this Article X, or (iii) if the subject matter of a Third Party Action relates to the ongoing business of any Buyer Indemnified Party, which Third Party Action, if decided against any Buyer Indemnified Party, would materially adversely affect the ongoing business or reputation of any Buyer Indemnified Party, such Buyer Indemnified Party alone will be entitled to settle such Third Party Action.

10.4           Sole and Exclusive Remedy. In connection with the Closing, the Parties will have available to them all remedies available under Law. The rights set forth in Sections 10.1, 10.2 and, to the extent applicable, 10.3 will be the exclusive remedy for (a) any breach or inaccuracy of any of the representations and warranties contained in Articles III through V of this Agreement or (b) any breach of any of the covenants and agreements contained in this Agreement. Notwithstanding the foregoing, nothing herein shall prevent any of the Buyer Indemnified Parties or Seller Indemnified Parties from bringing an action based upon allegations of, or seeking any remedy in the case of, fraud, intentional misrepresentation or willful breach, nor from obtaining specific performance or other equitable remedies.

10.5           No Circular Recovery. Effective as of the Closing, Sellers hereby waive and release any and all rights that any Seller may have under this Agreement or otherwise (including pursuant to the Organizational Documents of any Company) for contribution or reimbursement from any Company for any action taken or not taken by a Seller or such Company at or prior to the Closing with respect to any matter that gives rise to a Buyer Loss for which a Seller Liability Determination is made pursuant to this Article X.

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10.6           Tax Adjustment. To the extent permitted by applicable Law, Sellers and Buyer shall treat any payment made to a Buyer Indemnified Party under this Article X as an adjustment to the Purchase Price for Canadian and U.S. federal and applicable state income tax purposes, and shall complete and file all Tax Returns consistent with such treatment.

10.7           Types of Losses. Notwithstanding any other term herein, neither any Seller nor Buyer will be obligated to any other Person for any exemplary or punitive damages or Losses based thereon relating to the breach of any representation, warranty, covenant or other agreement in this Agreement or in any ancillary document), except to the extent payable to a third party with respect to a Third Party Action.

10.8           Materiality. Notwithstanding anything to the contrary in this Agreement, for purposes of determining whether there has been a breach of any representation, warranty, covenant or other agreement in this Agreement or for purposes of calculating the amount of Losses incurred by any indemnified party arising out of or resulting from any such breach, any references to a “Material Adverse Effect” or “materiality” (or other correlative terms) will be disregarded except, that (i) the word “Material” as used in the definition of “Material Contract” shall be given effect for each instance where the defined term “Material Contract” is used and (ii) with respect to Section 4.8(m), and the definition of “Material Adverse Effect” in Article I, such materiality qualifiers shall not be disregarded or not given effect.

10.9           Investigation. The Buyer Indemnified Parties’ rights to indemnification pursuant to this Article X will not be affected by the knowledge of, or any investigation undertaken or made by, Parent, US Sub, Canada Sub or any of their respective directors, officers, employees, consultants, agents, accountants, attorneys or other representatives, Affiliates, successors or assigns prior to the Closing.

10.10         Insurance and Third Party Recoveries. The computation of Losses pursuant to this Article X shall be made after deducting therefrom any proceeds actually received by the indemnified party from any insurance policies with respect thereto (reduced by deductibles paid, any costs of collection and, to the extent Buyer demonstrates that such increases are the result of such Losses, the portion of any increase in premiums, deductibles and/or retro-premiums resulting from such Losses). In addition, any amount actually recovered by an indemnified party from third parties with respect to a Loss which has already been paid by an indemnifying party to or on behalf of an indemnified party (less any cost actually incurred by the indemnified party in the collection of such amount) shall be promptly paid over by the indemnified party to the indemnifying party.

10.11         Offset Rights and Limitations.

(a)               If any amounts are owing to any Buyer Indemnified Party from any Seller in accordance with this Agreement and such amounts are not paid to such Buyer Indemnified Party within the appropriate time period specified in this Agreement, then, in each case, such Buyer Indemnified Party may elect to (but will not be required to elect), if agreed upon by Buyer, pursue remedies directly against such Seller, and may offset any amounts finally determined in accordance with this Agreement as owing by such Seller to such Buyer Indemnified Party against the amount of any Earnout Payment owed to such Seller on a dollar for dollar basis pursuant to the terms of this Section 10.11.

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(b)               If any Buyer Indemnified Party chooses to offset any amounts finally determined in accordance with this Agreement as owing by any Seller to such Buyer Indemnified Party against any Earnout Payment in accordance with Section 10.11(a), such Buyer Indemnified Party will give notice in accordance with Section 13.5 to such Seller of its decision. Such Seller will then have a period of fifteen (15) Business Days following receipt of such notice in which to elect to pay such Buyer Indemnified Party in cash the amounts for which such Seller is liable. If such Seller does not pay such amounts in cash within such fifteen (15)-Business Day period, such Buyer Indemnified Party may offset such amounts against the amount of any Earnout Payment owed to such Seller on a dollar for dollar basis.

10.12         Survival. Subject to the time limitations set forth in Section 10.1(d), all representations, warranties, covenants and obligations in this Agreement and any closing certificate delivered pursuant to this Agreement will survive the Closing.

XI.             Escrow

11.1           Escrow Claims.

(a)               At Closing, (i) Parent, Sellers and the Escrow Agent shall execute the Escrow Agreement and (ii) Parent shall cause the Transfer Agent to issue in book-entry form, in the name of the Escrow Agent (solely in its capacity as Escrow Agent for Parent and Sellers), in accordance with Section 2.6(f) and pursuant to the Escrow Agreement, a number of shares of Parent Common Stock equal to (i) the Escrow Amount, divided by (ii) the Per Share Value (such shares of Parent Common Stock, together with any dividends, distributions, earnings or other amounts accrued thereon, the “Escrowed Shares”), to be held in book-entry form in the name of the Escrow Agent (solely in its capacity as Escrow Agent for Parent and Sellers) and disbursed as provided in this Section 11.1 and the terms of the Escrow Agreement. The Escrow Agent shall act as escrow agent and safeguard and disburse the Escrowed Shares pursuant to the terms and conditions of this Agreement and the Escrow Agreement. The Escrowed Shares will not be subject to any Encumbrance or attachment of any creditor of any Party and will be used solely for the purposes and subject to the conditions set forth in this Agreement and the Escrow Agreement.

(b)               Subject to the applicable limitations set forth in Article X, any amounts due by Sellers to Buyer pursuant to Article X shall first be satisfied from the Escrowed Shares. To the extent that Buyer is determined to be owed by Sellers amounts in excess of the Escrow Amount, Sellers shall pay Buyer, within fifteen (15) Business Days following the applicable Seller Liability Determination, an amount in cash equal to such excess by wire transfer of immediately available funds to the account designated by Buyer.

(c)               If Sellers do not dispute any claim made by Buyer against Sellers pursuant to Article X, Sellers and Parent shall provide Joint Instructions to the Escrow Agent in accordance with the Escrow Agreement to cause the Transfer Agent to disburse to Parent a number of Escrowed Shares equal to (i) the amount of the undisputed claim, divided by (ii) the Per Share Value. If Sellers do dispute any claim made by Buyer pursuant to Article X, then upon the final non-appealable determination of the amount in question (or a settlement between the applicable parties), as applicable, with respect to such claim, Sellers and Parent shall provide Joint Instructions to the Escrow Agent in accordance with the Escrow Agreement to cause the Transfer Agent to disburse to Parent a number of Escrowed Shares equal to (A) the amount determined by such final, non-appealable determination or settlement to be due, divided by (B) the Per Share Value.

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(d)               On the date that is two (2) Business Days after the first anniversary of the Closing Date, Sellers and Parent shall instruct the Escrow Agent to cause the Transfer Agent to release to Sellers and/or their designees the then-remaining Escrowed Shares, less the number of Escrowed Shares equal to (i) one hundred ten percent (110%) of the aggregate amount of all bona fide unsatisfied claims for indemnification that Buyer has validly made against Sellers on or before such date pursuant to Article X and which are subject to satisfaction (in whole or in part) from the Escrowed Shares, divided by (ii) the Per Share Value.

11.2           Release from Escrow. When any Party becomes entitled to any distribution of all or any portion of the Escrowed Shares pursuant to this Agreement and the Escrow Agreement, Sellers and Parent shall promptly execute and deliver to the Escrow Agent joint written instructions, setting forth the number of Escrowed Shares to be released in book-entry form to such Party and otherwise prepared in accordance with this Agreement and the Escrow Agreement (“Joint Instructions”). Buyer and each Seller agree to confer as promptly as practicable and to use its, his or her commercially reasonable efforts to reach agreement as to the calculation of and entitlement to such Escrowed Shares.

11.3           Escrow Related Fees. All fees payable to the Escrow Agent pursuant to Section 6(a) of the Escrow Agreement shall be paid in equal portions by Parent, on the one hand, and Sellers on the other hand.

XII.          Tax Matters

12.1           Tax Returns; Payment of Taxes.

(a)               Sellers shall prepare, or cause to be prepared, all Tax Returns of the Companies for all Pre-Closing Date Tax Periods that are required to be filed after the Closing Date. Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies except to the extent otherwise required by this Agreement or applicable Law. Reasonably in advance of the due date for filing of each such Tax Return, which in the case of income Tax Returns shall be no later than thirty (30) days prior to the due date for filing each such Tax Return, Sellers shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Buyer for its review and comment. Buyer will cause such Tax Return (as revised to incorporate Buyer’s reasonable comments) to be timely filed and will provide a copy to Sellers. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Pre-Closing Date Tax Period, Sellers shall pay to Buyer the amount of any Seller Taxes with respect to such Tax Return.

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(b)               Buyer shall prepare and file, or cause to be prepared and filed, all Tax Returns of the Companies for all Straddle Periods. Such Tax Returns shall be prepared on a basis consistent with past practices of the Companies, except to the extent otherwise required by this Agreement or applicable Law. Reasonably in advance of the due date for filing of each such Tax Return, Buyer shall deliver a copy of such Tax Return, together with all supporting documentation and workpapers, to Sellers for its review and comment. Buyer shall consider in good faith all reasonable comments provided by Sellers with respect to any such draft copy. Buyer will cause such Tax Return to be timely filed and will provide a copy to Sellers. Not later than five (5) days prior to the due date for payment of Taxes with respect to any Tax Return for a Straddle Period, Sellers shall pay Buyer the amount of any Seller Taxes with respect to such Tax Return.

(c)               For purposes of determining the portion of any Taxes for a Straddle Period that are Seller Taxes, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date shall be:

(i)               in the case of Taxes that are either (A) based upon or related to income or receipts, or (B) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the Tax period of each Company ended with (and included) the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period; and

(ii)              in the case of Taxes that are imposed on a periodic basis with respect to the assets or capital of any Company, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period.

12.2           Cooperation. Buyer and Sellers shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the assets, operations or activities of any Company. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Sellers further agree, upon request, to use commercially reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed on Buyer or any Company (including, but not limited to, with respect to the transactions contemplated by this Agreement). Notwithstanding the above, the control and conduct of any Tax Proceeding that is a Third Party Action shall be governed by Section 10.3.

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12.3           Transfer Taxes. Each of Buyer, on the one hand, and Sellers, on the other hand, shall be responsible for the payment of 50% of all Transfer Taxes resulting from the transactions contemplated by this Agreement, if any. Buyer and Sellers shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

12.4           Section 338(g) Election. Buyer may, in its sole discretion, make (and/or cause its applicable Affiliates to make) an election under Section 338(g) of the Code and the Treasury Regulations promulgated thereunder (and any corresponding elections under any applicable foreign, state or local Tax Law) with respect to the acquisition or deemed acquisition of the Companies, and Sellers shall cooperate in good faith with Buyer in connection therewith. None of Sellers nor their respective Affiliates shall take or agree to take any action that would prevent or impede, or would reasonably be expected to prevent or impede, the making of any election under Section 338(g) of the Code.

12.5           Canadian Tax Elections.

(a)               If it is determined that ChizComm Canada has made an “excessive eligible dividend designation” (as defined in subsection 89(1) of the Tax Act) in respect of any dividend paid at or before the time of Closing, each Seller hereby concurs (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 185.1(2) of the Tax Act in respect of the full amount of any such excessive eligible dividend designation, and such election shall be made by ChizComm Canada, in the manner and within the time prescribed by subsections 185.1(2) and 185.1(3) of the Tax Act; and

(b)               If it is determined that ChizComm Canada has made an election under subsection 83(2) of the Tax Act in respect of the full amount of any dividend payable by it at or before the time of Closing and the full amount of such dividend exceeded the amount ChizComm Canada’s “capital dividend account” (as defined in the Tax Act) immediately before the dividend became payable, each Seller hereby concurs (or shall cause the recipient of the relevant dividend to concur) in the making of an election under subsection 184(3) of the Tax Act in respect of such dividend.

XIII.       General

13.1           Press Releases and Announcements. On or after the Closing Date, any public announcement, including any announcement to employees, customers or suppliers and others having dealings with the Companies, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Buyer shall determine after giving Sellers reasonable opportunity to review and comment on such public announcement.

13.2           Expenses. Except as otherwise expressly provided for in this Agreement, Sellers, on the one hand, and Buyer, on the other hand, will each pay all expenses incurred by each of them (and, in the case of Sellers, by the Companies) in connection with the transactions contemplated by this Agreement, including legal, accounting and consulting fees and expenses incurred in negotiating, executing and delivering this Agreement and the other Transaction Documents.

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13.3           Further Assurances. On and after the Closing Date, the Parties will, and will cause their Affiliates to, from time to time after the Closing, execute and deliver to the other Parties such documents and instruments and do such other things as may be reasonably requested by the other Parties (and at such Parties’ expense) in order to more effectively consummate or document the transactions contemplated by this Agreement and the Transaction Documents. From time to time after the Closing, the Parties shall cause their appropriate employees and representatives to provide the other Parties with information and data reasonably requested by such other Parties that is necessary or useful to the requesting Parties in connection with the current or former operation of the business of the Companies, or in connection with the preparation of accounting and related reports and all Tax Returns with respect to the Companies. The requesting Parties shall reimburse all reasonable out of pocket expenses incurred by the responding Parties in connection therewith.

13.4           Entire Agreement; Amendment and Waiver. This Agreement, together with all Exhibits and Schedules hereto and the other Transaction Documents, constitutes the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the Parties, including the Term Sheet. This Agreement may not be amended, nor may any provision of this Agreement or any default, misrepresentation, or breach of representation, warranty or agreement under this Agreement be waived, except (a) in the case of any such amendment, in a writing executed by Buyer and Sellers and (b) in the case of any such waiver, in a writing executed by (i) Buyer (if such waiver is sought to be enforced against Buyer) or (ii) Sellers (if such waiver is sought to be enforced against Sellers). Except as otherwise provided in this Agreement, neither the failure nor any delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. In addition, no course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. The rights and remedies of the Parties are cumulative and not alternative.

13.5           Notices. All notices and communications required or permitted to be given hereunder shall be in writing and shall be delivered personally, or sent by overnight courier, or sent by facsimile or electronic mail (“email”) transmission (provided that a receipt of such email is requested and received), addressed to the appropriate Party at the address for such Party shown below or at such other address as such Party shall have theretofore designated by written notice delivered to the Party giving such notice.

If to Buyer:

Genius Brands International

190 N. Canon, 4th Fl.

Beverly Hills CA 90210

Attn: Michael Jaffa, General Counsel

Facsimile No.:

Email:

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With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.

1114 Avenue of the Americas, 32nd Floor,

New York, New York 10036

Attn: Lawrence Elbaum

Facsimile No.:

Email:

and

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, TX 75201-2975

Attn: Alan J. Bogdanow

Facsimile No.:

Email:

If to Sellers:

Harold Aaron Chizick

Email:

and

Jennifer Mara Chizick

Email:

With a copy to (which shall not constitute notice):

Zukerman Gore Brandeis & Crossman, LLP

11 Times Square

New York, NY 10036

Attn: David M. Farbman

Facsimile No.:

Email:

Any notice given in accordance herewith shall be deemed to have been given only when delivered to the addressee in person, or by courier, or transmitted by facsimile or email transmission during normal business hours on a Business Day (or if delivered or transmitted after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day), or upon actual receipt by the addressee during normal business hours on a Business Day after such notice has been delivered to an overnight courier (or if delivered after normal business hours on a Business Day or on a day other than a Business Day, then on the next Business Day). The Parties may change the address and the email address to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.5.

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13.6           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties, except that Buyer may (a) assign any of its rights under this Agreement to any Affiliate of Buyer or (b) collaterally assign any of its rights under this Agreement to any of its lenders, in each case so long as Buyer (i) remain responsible for the performance of all of their respective obligations under this Agreement and (ii) provide Sellers with prior written notice of such assignment. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. The Trustees hereby covenant and agree to require any successor or additional trustees of The Chizsix (2019) Family Trust to agree to be bound by all of the Trustees’ obligations hereunder.

13.7           No Third Party Beneficiaries. Except as otherwise provided in Article X, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a Party or permitted assign of a Party.

13.8           Signatures; Counterparts. This Agreement may be executed in one or more counterparts, any one of which need not contain the signatures of more than one Party, but all such counterparts taken together will constitute one and the same instrument. A facsimile, electronic or .pdf signature will be considered an original signature.

13.9           Governing Law. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of New York.

13.10         Arbitration.

(a)               Except as provided in Section 13.11, any controversy or claim arising out of or relating to this Agreement (or the Exhibits hereto) or any of the transactions contemplated hereby (“Dispute”), shall be settled by arbitration administered by the AAA under its Commercial Arbitration Rules then in effect (the “Arbitration Rules”), by one (1) arbitrator (the “Arbitration Proceeding”). Any decision or award of the arbitrator shall be final, binding and conclusive on the Parties and their respective Affiliates and may be entered in any court having jurisdiction thereof. The place of arbitration shall be New York, New York. The parties to any such Dispute agree to equally split the costs of any arbitration, including the administrative fee, the compensation of the arbitrator, and the expenses of any witnesses or proof produced at the direct request of the arbitrator; provided, however, that the arbitrator shall award to the prevailing party, as determined by the arbitrator, if any, all of its costs and fees reasonably incurred in the prosecution or defense of the Dispute. “Costs and fees” means all reasonable expenses of the arbitration, including the arbitrator’s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and electronic vendor expenses, court costs, witness fees (including expert witness fees), and attorneys’ fees.

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(b)               The Parties shall keep confidential the Arbitration Proceeding and any decisions and awards rendered by the arbitrator, and shall not disclose any information regarding any arbitration proceeding (including the existence of any arbitration proceeding and any resulting decisions or awards) except (i) as may be necessary to prepare for or conduct the arbitration hearing on the merits, (ii) as may be necessary in connection with a court application as contemplated by Section 13.11, (iii) to its current or prospective advisors, lenders, investors or acquirers, or (iv) as otherwise required by Law or a Court Direction.

13.11         Injunctive Relief; Consent to Jurisdiction. Nothing in Section 13.10 shall limit the ability of a party to seek a temporary restraining order or other injunctive relief (“Suit for Temporary Relief”) before the arbitrator has assumed control of the Arbitration Proceeding contemplated by Section 13.10, provided that a party bringing a Suit for Temporary Relief initiates the Arbitration Proceeding on the same day it brings such Suit for Temporary Relief. The Parties agree that any Suit for Temporary Relief shall be brought only and exclusively in any Federal or State court sitting in the Borough of Manhattan in the city of New York. Each of the Parties hereby irrevocably submits to the jurisdiction of any Federal or State court sitting in the Borough of Manhattan in the city of New York in any action, suit, or proceeding (a) for any Suit for Temporary Relief, (b) to compel arbitration in accordance with Section 13.10 or (c) to enforce any arbitration decisions or awards, and agrees that any such actions, suits, or proceedings shall be brought only in such courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 13.11 and shall not be deemed to be a general submission to the jurisdiction of said courts other than for such purpose. Each of the Parties hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such action, suit or proceeding brought in such a court and any claim that any such action, suit or proceeding brought in such a court has been brought in an inconvenient forum.

13.12         Waiver of Trial by Jury. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.12.

13.13         Specific Performance. Each of the Parties acknowledges and agrees that the subject matter of this Agreement, including the Business and the Assets, is special, unique and of extraordinary character, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each of the Parties agrees that the other Parties will be entitled (at any time prior to the valid termination of this Agreement pursuant to Section 9.1) to, in accordance with the provisions of Section 13.11, seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity, without the necessity of proving actual damages or posting of a bond. If any such action is brought by Buyer to enforce this Agreement, each of the other Parties hereby waives the defense that there is an adequate remedy at law.

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13.14         Construction.

(a)                Each Person party hereto agrees that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance. If any Person party hereto has breached any representation, warranty or covenant contained herein (or is otherwise obligated to provide indemnification) in any respect, the fact that there exists another representation, warranty or covenant (including any indemnification provision) relating to the same subject matter (regardless of the relative levels of specificity) which such Person has not breached (or is not otherwise entitled to indemnification with respect thereto) shall not detract from or mitigate the fact that such Person is in breach of the first representation, warranty or covenant (or is otherwise entitled to indemnification pursuant to a different provision).

(b)               Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars (unless expressly provided otherwise in this Agreement). The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. Any reference herein to “delivered,” “provided” or “made available” to Buyer means, with respect to any document or information, that the same has been made available to Buyer in writing with unrestricted access for a continuous period of at least two (2) Business Days prior to the Execution Date by means of ChizComm One Drive under the title “Genius Brands Shared” unless otherwise waived by Buyer.

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(c)               The captions used in this Agreement and descriptions of the Schedules referred to in Article III and Article IV are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no such caption or description had been used in this Agreement.

13.15         Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.16         Confidentiality. Sellers expressly acknowledge and agree that the records, books, data, and other confidential information concerning the products, services, accounts, client development (including customer, supplier and prospect lists), sales activities and procedures, promotional and marketing techniques, plans and strategies, financing, development and expansion plans and credit and financial data concerning customers and suppliers and other information involving the Companies obtained by a Seller through such Seller’s past or future affiliation with the Companies is confidential and in the nature of trade secrets and are valuable, special and unique assets of the Companies, access to knowledge of which is essential to preserve the good will and going business value of the Companies for the benefit of Buyer and its Affiliates. In recognition of the highly competitive nature of the industry in which the Business will be conducted, Sellers further agrees that all knowledge and information described in the preceding sentence not in the public domain (unless such knowledge and information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement) and heretofore or in the future obtained by any Seller as a result of such Seller’s past affiliation with the Companies shall be considered confidential information (collectively, the “Confidential Information”). In recognition of the foregoing, Sellers hereby agree that Sellers will not disclose, or cause to be disclosed, any of the Confidential Information to any Person for any reason or purpose whatsoever, except and to the extent such disclosure is solely for the direct benefit of Buyer or its Affiliates or is required by Law or appropriate court order and written notice thereof, if practicable, is provided to Buyer not less than ten (10) Business Days prior to such disclosure, nor shall any Seller make use of any of the Confidential Information, other than information that is in the public domain (unless such information is in the public domain as a result of a breach of this Agreement or any other confidentiality agreement), for such Seller’s own purposes or for the benefit of any Person (except Buyer or its Affiliates) under any circumstances.

13.17         Seller Release. Effective as of the Closing, each Seller hereby releases and forever discharges each Company and each of its past and present officers, directors, employees and agents (individually, a “Releasee” and collectively, the “Releasees”) from any and all claims, demands, actions, arbitrations, audits, hearings, investigations, litigations, suits (whether civil, criminal, administrative, investigative or informal), causes of action, orders and liabilities whatsoever, whether known or unknown, suspected or unsuspected, contingent or otherwise, both at law and in equity, of any kind, character or nature whatsoever (“Claims”) which such Seller now has or has ever had against the respective Releasees however arising and that relate in any way to such Seller’s indirect or direct ownership of any Ownership Interest in any Company, including the Equity Interests. The scope of the release shall include all Claims (a) relating to a breach of any fiduciary duty owed by the Releasees to any Company and arising from any such Ownership Interest or (b) relating to any breach of the Organizational Documents of any Company, as such may be amended; provided, however, that the foregoing release and discharge shall not release (i) Buyer of its obligations or liabilities to such Seller pursuant to this Agreement, or (ii) any benefits under the Plans, including Welfare Benefit plans, practices, policies and programs provided by any Company arising prior to the Closing in connection with the employment of such Seller. Each Seller understands and agrees that it is expressly waiving all Claims against the Releasees covered by this Section 13.17, including those Claims that it may not know of or suspect to exist which, if known, may have materially affected the decision to provide this Agreement, and such Seller expressly waives any rights under applicable Law that provide to the contrary. Each Seller hereby ratifies each and every amendment to the Organizational Documents of any Company and each and every merger of any Company or any of its respective predecessors effected at a time prior to the Closing when such Seller owned any Ownership Interests of such Company or any such predecessor.

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13.18         Liability of Buyer Affiliates. Neither any direct or indirect holder of Ownership Interests in Parent, US Sub or Canada Sub, nor any past, present or future member, director, manager, officer, employee, agent, advisor, financing source or Affiliate of Parent, US Sub or Canada Sub (other than Buyer itself) or of any such holder, shall have any liability or obligation of any nature whatsoever in connection with, arising out of, or relating to or under this Agreement, any agreement contemplated by this Agreement or the transactions contemplated by this Agreement or such other agreement, and each Seller hereby waives and releases all claims of any such liability and obligation.

[Remainder of page intentionally left blank; signature pages follow.]

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IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the date first written above.

BUYER:

GENIUS BRANDS INTERNATIONAL, INC., a Nevada corporation

By: /s/ Michael A. Jaffa
Name: Michael A. Jaffa
Title: Chief Operating Officer

2811210 Ontario Inc., a company organized under the laws of the Province of Ontario

By: /s/ Michael A. Jaffa
Name: Michael A. Jaffa
Title: Vice President

GBI Acquisition LLC, a New Jersey limited liability company

By: /s/ Michael A. Jaffa
Name: Michael A. Jaffa
Title: Authorized Person

[Signature pages continue on the following page]

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SELLERS:

/s/ Harold Aaron Chizick
Harold Aaron Chizick

/s/ Jennifer Mara Chizick
JENNIFER MARA CHIZICK

Wishing Thumbelina Inc., a company organized under the laws of the Province of Ontario

By: /s/ Harold Aaron Chizick
Name: Harold Aaron Chizick
Title: President

Harold Aaron Chizick and JENNIFER MARA CHIZICK, trustees of The Chizsix (2019) Family Trust for and on behalf of Harold Aaron Chizick, Jennifer Mara Chizick and Jay Mark Sonshine, the trustees of The Chizsix (2019) Family Trust, a trust settled under the laws of the Province of Ontario

By: /s/ Harold Aaron Chizick
Name: Harold Aaron Chizick
Title: Trustee

By: /s/ Jennifer Mara Chizick
Name: Jennifer Mara Chizick
Title: Trustee

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EXHIBIT C

Earnout Matters

1. Defined Terms. As used in this Exhibit C, the following terms shall have the following meanings:

“Accelerated Earnout Payment” has the meaning set forth in Section 5.a of this Exhibit C.

“Application Download” means an initial download of the Software Application on to a device by a natural person that is located in the United States or Canada who (a) is not a computer-generated user, including a robot, spider, computer script or other automated, artificial or fraudulent method or component intended to imitate a natural person, (b) has not been paid or otherwise incentivized to download the Software Application by Sellers or any third party acting on behalf of Sellers after the Earnout Effective Date, and (c) is not found to be a duplicate user or otherwise fraudulent by Buyer or by third party vendors that may, from time to time, be engaged by Buyer.

“Change in Control” means the occurrence of any of the following events:

a.	any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (other than Parent or any company owned, directly or indirectly, by the stockholders of Parent in substantially the same proportions as their ownership of stock of Parent) becomes the “beneficial owner” within the meaning of Rule 13d-3 promulgated under the Exchange Act of 50% or more of the combined voting power of the then outstanding securities of Parent entitled to vote generally in the election of directors; excluding, however, any circumstance in which such beneficial ownership resulted from any acquisition by Parent, an employee benefit plan (or related trust) sponsored or maintained by Parent or by any corporation controlling, controlled by, or under common control with, Parent;

b.	a reorganization, recapitalization, merger, consolidation or similar form of corporate transaction, or the sale, transfer, or other disposition of all or substantially all of the assets of Parent to an entity that is not an Affiliate (each of the foregoing events, a “Corporate Transaction”) involving Parent, unless securities representing 50% or more of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of Parent or the corporation resulting from such Corporate Transaction, including a corporation that, as a result of such transaction owns all or substantially all of Parent’s assets (or the direct or indirect parent of such corporation), are held immediately subsequent to such transaction by the person or persons who were the beneficial holders of the outstanding voting securities entitled to vote generally in the election of directors of Parent immediately prior to such Corporate Transaction, in substantially the same proportions as their ownership immediately prior to such Corporate Transaction; or

c.	approval by the stockholders of Parent of a complete liquidation or dissolution of Parent, unless such liquidation or dissolution is part of a transaction or series of transactions described in clause (b) above that does not otherwise constitute a Change in Control.

“Combined EBITDA” means the combined EBITDA of (a) ChizComm US, as derived from the applicable financial statements of ChizComm US, (b) ChizComm Canada, as derived from the applicable financial statements of ChizComm Canada, in each case, as of the end of the applicable twelve (12)-month period during the Earnout Period and prepared in accordance with GAAP, and (c) twenty percent (20%) of Buyer’s global consumer product licensing revenue, as of the end of the applicable twelve (12)-month period during the Earnout Period, in excess of $750,000.

“Earnout Adjustments” has the meaning set forth in Section 4.d of this Exhibit C.

[Exhibit C-1]

“Earnout Effective Date” means February 1, 2021.

“Earnout Payment Date” has the meaning set forth in Section 4.f of this Exhibit C.

“Earnout Payment” means any Net Download Earnout Payment, EBITDA Earnout Payment or Accelerated Earnout Payment.

“Earnout Period” means the period beginning on the Earnout Effective Date and ending on the day immediately prior to the fourth (4th) anniversary of the Earnout Effective Date.

“Earnout Review Period” has the meaning set forth in Section 4.b of this Exhibit C.

“Earnout Statement” has the meaning set forth in Section 4.a of this Exhibit C.

“EBITDA” means earnings before interest, tax, depreciation and amortization. For purposes of this Exhibit C, “EBITDA” shall (a) exclude any earnings or losses generated as a result of any acquisition by Buyer or any of its Affiliates of any Ownership Interests in, or a material portion of the assets of, another Person made after the Closing, whereby from and after such acquisition, any of the Companies owns, directly or indirectly, such Ownership Interests in, or material assets of, such Person, (b) as between ChizComm Canada and ChizComm US, be calculated net of any intercompany items and (c) exclude Buyer’s overhead and general and administrative costs expenses (but not third party charges, costs and expenses) allocated to any of the Companies.

“EBITDA Earnout Payment” has the meaning set forth in Section 3.a.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute or statutes thereto. Reference to any specific Exchange Act section shall include any successor section.

“Net Download Amount” means, with respect to each applicable twelve (12)-month period during the Earnout Period, an amount equal to (a) the total number of Application Downloads as of the first (1st) day of such twelve (12)-month period, plus (b) the total number of additional Application Downloads made during such period, less (c) the total number of such existing or additional Application Downloads that have not been active for a period of at least ninety (90) days or are terminated during such period.

“Net Download Earnout Payment” has the meaning set forth in Section 2.a.

“Software Application” means the Buyer’s “Kartoon Channel!” software application.

“Statement of Earnout Objections” has the meaning set forth in Section 4.c.

All other capitalized terms not otherwise defined in this Exhibit C shall have the meanings set forth for such terms in that certain Purchase and Sale Agreement, dated as of February 1, 2021, by and between (a) (i) Genius Brands International, Inc., a Nevada corporation (“Parent”), (ii) GBI Acquisition LLC, a New Jersey limited liability company (“US Sub”), and (iii) 2811210 Ontario Inc., a company organized under the laws of the Province of Ontario (“Canada Sub” and together with Parent and US Sub, “Buyer”), on the one hand, and (b) (i) Harold Aaron Chizick, a resident of Canada, (ii) Jennifer Mara Chizick, a resident of Canada, (iii) Wishing Thumbelina Inc., a company organized under the laws of the Province of Ontario (“Wishing Thumbelina”), and (iv) Harold Aaron Chizick and Jennifer Mara Chizick, the trustees of The Chizsix (2019) Family Trust for and on behalf of Harold Aaron Chizick, Jennifer Mara Chizick and Jay Mark Sonshine, the trustees of The Chizsix (2019) Family Trust, a trust settled under the laws of the Province of Ontario (the “Trustees”) (each a “Seller” and, collectively, “Sellers”), on the other hand (the “Purchase and Sale Agreement”).

[Exhibit C-2]

2.	Net Download Based Earnout Payments.

a.	If as of the day immediately prior to the first (1st) annual anniversary of the Earnout Effective Date and each subsequent annual anniversary thereafter during the Earnout Period, the Net Download Amount for the applicable twelve (12)-month period during the Earnout Period exceeds the greater of (i) 2,000,000 and (ii) the highest Net Download Amount for any prior twelve (12)-month period during the Earnout Period, if applicable, then Parent shall deliver to Sellers pursuant to Section 2.c a number of shares of Parent Common Stock equal to (A) an amount equal to (x) such excess amount, times (y) 1.5 (each such amount, if any, a “Net Download Earnout Payment”), divided by (B) the Per Share Value.

b.	For example:

i.	if as of the first (1st) anniversary of the Earnout Effective Date, the Net Download Amount is equal to 2,500,000, then Sellers will be entitled to receive the Net Download Earnout Payment of $750,000 (i.e., [2,500,000 – 2,000,000] x 1.5) with respect to Year 1 (as defined below) of the Earnout Period;

ii.	if as of the second (2nd) anniversary of the Earnout Effective Date, the Net Download Amount is equal to 2,300,000, then Sellers will not be entitled to any Net Download Earnout Payment with respect to Year 2 (as defined below) of the Earnout Period; and

iii.	if as of the third (3rd) anniversary of the Earnout Effective Date, the Net Download Amount is equal to 3,000,000, then Sellers will be entitled to receive the Net Download Earnout Payment of $750,000 (i.e., [3,000,000 – 2,500,000] x 1.5) with respect to Year 3 (as defined below) of the Earnout Period.

iv.	For purposes of the examples set forth in this Section 2.b, each twelve (12)-month period ending on the day immediately prior to the first (1st) annual anniversary of the Earnout Effective Date and each subsequent annual anniversary thereafter during the Earnout Period, is referred to herein as “Year 1,” “Year 2,” “Year 3” and “Year 4,” respectively, as applicable.

c.	Parent shall make any Net Download Earnout Payment by delivering to each Seller or their designees, no later than the Earnout Payment Date and pursuant to the applicable Subscription Agreement, a number of shares of Parent Common Stock in book-entry form representing such Seller’s Pro Rata Share of such Net Download Earnout Payment.

d.	Notwithstanding the foregoing and for the avoidance of doubt, in no event shall Sellers be entitled to receive or Buyer or any of its Affiliates be required to make, during the Earnout Period, in the aggregate, Net Download Earnout Payments in excess of $4,000,000.

3.	Determination of EBITDA Based Earnout Payments.

a.	If as of the day immediately prior to the first (1st) annual anniversary of the Earnout Effective Date and each subsequent annual anniversary thereafter during the Earnout Period, the Combined EBITDA for the applicable twelve (12)-month period during the Earnout Period exceeds the greater of (i) $1,000,000 and (ii) the highest Combined EBITDA for any prior twelve (12)-month period during the Earnout Period, if applicable, then Parent shall deliver to Sellers pursuant to Section 3.b a number of shares of Parent Common Stock equal to (A) an amount equal to (x) such excess amount, times (y) 1.5 (each such amount, if any, an “EBITDA Earnout Payment”), divided by (B) the Per Share Value. The examples set forth in Section 2.b apply mutatis mutandis to the calculation of any applicable EBITDA Earnout Payment.

[Exhibit C-3]

b.	Parent shall make any EBITDA Earnout Payment by delivering to each Seller or their designees, no later than the Earnout Payment Date and pursuant to the applicable Subscription Agreement, a number of shares of Parent Common Stock in book-entry form representing such Seller’s Pro Rata Share of such EBITDA Earnout Payment.

c.	Notwithstanding the foregoing and for the avoidance of doubt, in no event shall Sellers be entitled to receive or Buyer or any of its Affiliates be required to make, during the Earnout Period, in the aggregate, EBITDA Earnout Payments in excess of $4,000,000.

4.	Procedures Applicable to Determination of Earnout Payments.

a.	No later than sixty (60) days after the last day of the applicable twelve (12)-month period during the Earnout Period, Buyer shall prepare, or cause to be prepared, and deliver to Sellers a statement (each, an “Earnout Statement”) setting forth Buyer’s proposed calculation of (i) the Combined EBITDA, (ii) the Net Download Amount and (iii) the resulting Earnout Payment (if any) for such twelve (12)-month period, in each case, accompanied by reasonably detailed information and supporting documentation showing Buyer’s calculation thereof.

b.	For the thirty (30)-day period immediately following the date on which Sellers receive an Earnout Statement (the “Earnout Review Period”), Buyer will provide Sellers full access at all reasonable times to any books and records, facilities, personnel or other materials in the possession or reasonable control of Buyer that Sellers reasonably request in order to review and confirm the accuracy of such Earnout Statement or to prepare or defend any Statement of Earnout Objections.

c.	If Sellers believe that an Earnout Statement has not been prepared as required by this Exhibit C or the Purchase and Sale Agreement or does not accurately reflect the information and supporting documentation provided by Buyer, Sellers may deliver to Buyer, on or before the last day of the Earnout Review Period, a written statement setting forth in reasonable detail Sellers’ objections to such Earnout Statement and impact of such objections on the resulting Earnout Payment (if any) (each, a “Statement of Earnout Objections”). If Sellers fail to deliver a Statement of Earnout Objections to Buyer during the Earnout Review Period, such Earnout Statement shall be deemed to have been accepted by Sellers and shall be final and binding on the Parties, and the components of such Earnout Statement shall be used in computing the applicable Earnout Payment. If Sellers deliver a Statement of Earnout Objections to Buyer during the Earnout Review Period, the Parties shall negotiate in good faith to resolve such objections. If the Parties agree in writing to the resolution of all such objections, such Earnout Statement, as adjusted to reflect such resolutions, shall be final and binding on the Parties, and the components of such Earnout Statement shall be used in computing the applicable Earnout Payment.

d.	If the Parties fail to agree in writing to the resolution of all the objections set forth in a Statement of Earnout Objections within the thirty (30)-day period immediately following the date on which such Statement of Earnout Objections was delivered to Buyer, then any objections remaining in dispute may be submitted by Sellers or Buyer for resolution to the Accounting Expert (it being understood that such Accounting Expert shall be selected in the same manner as provided in Section 2.3(g) of the Purchase and Sale Agreement). Within fifteen (15) days of such submission, each Party shall submit, in writing, to the Accounting Expert and the other Parties a statement of the position of such Party as to the calculations of the Combined EBITDA and the Net Download Amount for the applicable twelve (12)-month period during the Earnout Period and the amount of the resulting Earnout Payment, if any. The Accounting Expert shall resolve the remaining objections acting as an expert in accounting and not as an arbitrator and adjust the applicable Earnout Statement to reflect such resolutions and any other adjustments previously agreed by the Parties in writing (collectively, the “Earnout Adjustments”). Each Party will, and will cause the Affiliates of such Party to, make readily available to the Accounting Expert all books and records, work papers, personnel and other materials within the possession or control of such Party or such Affiliates that the Accounting Expert shall reasonably request in order to resolve the remaining objections. In the event any remaining objections are submitted for resolution to an Accounting Expert pursuant to this Section 4.d, the non-prevailing Party, as determined by the Accounting Expert, agrees to bear the fees and expenses of the Accounting Expert and to reimburse the prevailing Party for all costs and expenses, including attorneys’ fees, incurred by the prevailing Party in connection with such dispute.

[Exhibit C-4]

e.	The Accounting Expert shall resolve all objections submitted to it and shall adjust the applicable Earnout Statement to reflect the Earnout Adjustments as soon as practicable and in no event later than forty-five 45 days after the day on which it is retained to provide such services (or such other time as the Parties hereto shall agree in writing). The Accounting Expert shall be authorized to select only the position of either Buyer, on the one hand, or Sellers, on the other hand, in each case, as presented by the applicable Party or Parties in a statement delivered to the Accounting Expert and the other Parties in connection with the applicable dispute pursuant to Section 4.d. The Accounting Expert’s resolution of such objections and Earnout Adjustments shall be made in accordance with the provisions of this Exhibit C, the Purchase and Sale Agreement and GAAP shall be based solely on written materials submitted by Buyer and Sellers and on the definitions of “EBITDA,” “Combined EBITDA,” “Net Download Amount,” “EBITDA Earnout Payment” and “Net Download Earnout Payment” (and related definitions) contained herein and therein, and shall be final and binding on the Parties (absent manifest error), and the components of the applicable Earnout Statement, as adjusted by the Earnout Adjustments shall be used in computing the applicable Earnout Payment.

f.	Any Earnout Payment that Parent is required to make pursuant to Section 2, Section 3 or Section 5 hereof shall be paid in full, less the amount of any offset permitted under Section 10.11 of the Purchase and Sale Agreement, (i) in the event of any Net Download Payment or EBITDA Earnout Payment, no later than ten (10) Business Days after the first (1st) day on which the applicable Earnout Statement (including any adjustments thereto) becomes final and binding on the Parties as provided above and (ii) in the event of an Accelerated Earnout Payment, no later than ten (10) Business Days after the date of the occurrence of the Change in Control (each, an “Earnout Payment Date”).

g.	Notwithstanding anything to the contrary in this Exhibit C, if Buyer reasonably determines in good faith that, as of the date any Earnout Payment is payable in accordance with Section 4.f, any Seller has breached or is breaching such Seller’s obligations set forth in Section 6.3 of the Purchase and Sale Agreement, then Buyer will not owe nor be obligated to pay any Earnout Payment payable on such Earnout Payment Date.

h.	For the avoidance of doubt and subject to any Earnout Adjustments pursuant to this Section 4, the terms of Section 4.g of this Exhibit C and Section 10.11 of the Purchase and Sale Agreement, no earnout payments or additional consideration shall be payable to Sellers pursuant to this Exhibit C or the Purchase and Sale Agreement for any period on or after the end of the Earnout Period.

i.	Notwithstanding anything to the contrary set forth in this Exhibit C, any Earnout Payment that Sellers are entitled to receive under this Exhibit C shall be reduced by (a) any portion of such Earnout Payment payable to employees of any Company or any of its Subsidiaries (including Donna McNeil and Kathleen Campisano) pursuant to the terms of any Contract between any such employee and any Company or any of its Subsidiaries in effect as of the Closing Date (or any amendment thereto; provided that any such amendment shall require prior written consent of Parent and Sellers) or the terms of any Contract between any such employee and any Company or any of its Subsidiaries entered into from and after the Closing Date (provided that any such additional Contract that provides for a portion of any Earnout Payment to be paid to an employee of any Company or any of its Subsidiaries shall require prior written consent of Parent and Sellers), plus (b) an amount equal to the Companies’ portion of any payroll, social insurance, or other Taxes payable thereon.

5.	Acceleration.

a.	Upon the occurrence of a Change in Control during the Earnout Period, Sellers shall be entitled to receive, and Parent shall deliver to Sellers pursuant to Section 5.b, a number of shares of Parent Common Stock equal to (A) an amount equal to (x) $8,000,000, less (y) the aggregate amount of Earnout Payments already made pursuant to this Exhibit C (such amount, the “Accelerated Earnout Payment”), divided by (B) the Per Share Value. After satisfaction of Buyer’s obligations under this Section 5, neither Buyer nor any of its Affiliates shall have any further obligation to Sellers under this Exhibit C or otherwise with respect to any Earnout Payment.

[Exhibit C-5]

b.	Parent shall make the Accelerated Earnout Payment by delivering to each Seller or their designees, no later than the Earnout Payment Date and pursuant to the applicable Subscription Agreement, a number of shares of Parent Common Stock in book-entry form representing such Seller’s Pro Rata Share of the Accelerated Earnout Payment; provided that all lock-up and other contractual restrictions on transfer of the shares of the Parent Common Stock, other than those imposed by applicable Laws, shall not apply.

6.	Additional Earnout Covenants.

a.	The Parties acknowledge and agree that during the Earnout Period, except as expressly provided to the contrary in the Purchase and Sale Agreement, (i) the senior management of the Companies on the date of Closing will be afforded operational independence with respect to the conduct of the Business and the ownership and operation of the assets and properties of the Companies, subject to any customary board and stockholder approval rights and subject to Buyer’s control and direction with respect to key performance indicators and budget maintenance, (ii) the Earnout Payments are speculative and are subject to numerous factors outside the control of Buyer and its Affiliates, and (iii) there is no assurance that any Seller will receive any Earnout Payment and neither Buyer nor any of its Affiliates have promised or projected any Earnout Payment.

b.	The Parties acknowledge and agree that during the Earnout Period, the Companies will exclusively manage and operate all aspects of the marketing and advertising activities and functions for and on behalf of Buyer and its Affiliates and will exclusively exercise all authority as is customarily exercised in such capacities, in each case, subject to customary consent and approval rights of Buyer and its Affiliates, as applicable.

c.	During the Earnout Period, Sellers shall use their reasonable best efforts to ensure that the Software Application is downloaded by bona fide human users (primarily comprising of families with children aged 0-11), not by (i) computer-generated users, including robots, spiders, computer scripts or other automated, artificial or fraudulent methods intended to imitate a natural person, or (ii) users who have been paid or otherwise incentivized to download the Software Application by Sellers or any third party action on behalf of Sellers.

7.	Successors and Assigns. The Parties intend that the terms and provisions of this Exhibit C be binding on, and enforceable by Sellers and their respective heirs, successors and assigns against, Buyer and all subsequent owners of all or any part of the Equity Interests in, or all or substantially all of the assets of, the Companies or their respective successors and assigns. Buyer shall cause any conveyance of all or any part of the Equity Interests in, or all or substantially all of the assets of, the Companies to be made expressly subject to the terms and provisions of this Exhibit C. Notwithstanding the foregoing, no Seller shall assign any of its rights or interests in or to any of the Earnout Payments (other than for bona fide estate planning purposes, for assignments to immediate family members and for partial assignments to Donna McNeil and/or Kathleen Campisano) without the prior written consent of Buyer.

[Exhibit C-6]